UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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First Potomac Realty Trust

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7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2011

To our shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust (the “Company,” “we” or “us”) on Thursday, May 19, 2011 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, to consider and take action on the following:

1.	To elect seven members to the Board of Trustees from the nominees named in the attached proxy statement for a term of one year each;

2.	To approve Amendment No. 2 to the Company’s 2009 Equity Compensation Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

4.	To approve (on a non-binding advisory basis) the compensation of the Company’s named executive officers;

5.	To recommend (on a non-binding advisory basis) the frequency of holding shareholder advisory votes on the compensation of the Company’s named executive officers; and

6.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only shareholders of record as of the close of business on March 17, 2011 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Pursuant to Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our shareholders over the Internet. Accordingly, we mailed on or about April 8, 2011, a Notice Regarding the Availability of Proxy Materials (“Notice”) to our shareholders of record as of March 17, 2011. Beginning on the date of the mailing of the Notice, all shareholders and beneficial owners had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to vote their proxy on the Internet. These proxy materials are available free of charge. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone. Please see the attached proxy statement for more details on how you can vote.

The Board of Trustees appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Trustees,

Joel F. Bonder
Secretary

Bethesda, Maryland
April 8, 2011

i

ii

FIRST POTOMAC REALTY TRUST

7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 on Thursday, May 19, 2011 at 11:00 a.m., local time, and at any adjournment and postponement thereof. We mailed on or about April 8, 2011, a Notice Regarding the Availability of Proxy Materials (“Notice”) to our shareholders of record as of March 17, 2011. Beginning on the date of the mailing of the Notice, all shareholders and beneficial owners had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to vote their proxy on the Internet. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone.

The mailing address of our principal executive offices is 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. We maintain a website at www.first-potomac.com. Information at our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation through the Internet or by mail, proxies may be solicited by the trustees, officers and employees of the Company, for no additional compensation, by telephone, telegram, personal interviews or otherwise. The Company retains the services of ICR, Inc., 450 Post Road East, Westport, Connecticut 06880, to assist with the Company’s investor relations and other shareholder communications issues. ICR, Inc. will assist in the solicitation of the proxies and will not receive any additional compensation for those services. The Company will reimburse the firm’s expenses in connection with the solicitation.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect seven members to the Board of Trustees from the nominees named in the attached proxy statement, (2) approve Amendment No. 2 to the Company’s 2009 Equity Compensation Plan, (3) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, (4) approve (on a non-binding advisory basis) compensation of the Company’s named executive officers (the “say-on-pay proposal”), (5) recommend (on a non-binding advisory basis) the frequency of holding shareholder advisory votes on the compensation of the Company’s named executive officers (the “say-on-frequency” proposal); and (6) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Trustees knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. Maryland law provides that a vote by Internet or telephone carries the same validity as a paper ballot. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

In order to vote by telephone, you must call 1- (800) 690-6903, have your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

To vote using a proxy card, you may request a proxy card from us as instructed in the Notice Regarding the Availability of Proxy Materials and by signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

If the proxy card is signed, dated and returned, but voting directions are not provided, the proxy will be voted “for” each of the trustee nominees, “for” Amendment No. 2 to the Company’s 2009 Equity Compensation Plan, “for” advisory approval of the compensation of the Company’s named executive officers, “every year” for the advisory vote on the frequency of holding shareholder advisory votes on the compensation of the Company’s named executive officers, and “for” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and in such manner as the proxy holders named on the proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone, or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card on the Internet, by telephone or by mail with a later date at or before our Annual Meeting; or

•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your common shares of beneficial interest (“Common Shares”) are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

Our Board of Trustees has fixed the close of business on March 17, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 17, 2011, the Company had outstanding 50,052,051 Common Shares. On all matters to come before the Annual Meeting, each holder of Common Shares will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

The representation in person or by proxy of a majority of the issued and outstanding Common Shares is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your Common Shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned from time to time to a date not more than 120 days after March 17, 2011, by the vote of a majority of the shares represented at the Annual Meeting in person or by proxy until a quorum has been obtained.

The affirmative vote of a plurality of the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, abstentions and broker non-votes (described below)

will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval of Amendment No. 2 to the 2009 Equity Compensation Plan (“Amendment No. 2”), provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on Amendment No. 2, abstentions and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event abstentions and broker non-votes will not have any effect on the result of the vote. Abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval (on a non-binding advisory basis) of the compensation of our named executive officers, commonly referred to as “say on pay.” For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval (on a non-binding advisory basis) of the “say on frequency” proposal regarding holding the “say on pay” vote in the future. Since shareholders have several voting choices for this proposal, it is possible that no single choice will receive a majority of the votes cast. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Under applicable New York Stock Exchange (“NYSE”) rules (the exchange on which our Common Shares are traded), brokers holding our Common Shares for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” The ratification of our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules. Accordingly, no broker non-votes will arise in the context of voting for the ratification of the appointment of our independent registered public accounting firm. However, broker non-votes may arise in the context of voting for the election of trustees, on Amendment No. 2 to the 2009 Plan, and on the “say on pay” and “say on frequency” proposals described above, because such proposals are considered non-routine matters. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of trustees, Amendment No. 2 to the 2009 Plan, and on the “say on pay” and “say on frequency” proposals. Accordingly, we urge shareholders who hold their shares through a broker or other nominee to provide voting instructions so that their Common Shares may be voted on these proposals.

If you do not provide voting instructions to your broker or nominee for our Common Shares held in nominee or street name, your brokerage firm may either (1) vote your shares only for the ratification of the appointment of our independent registered public accounting firm, or (2) leave your shares unvoted. To be certain that your shares are voted at our Annual Meeting, we encourage you to vote your proxy or provide instructions to your brokerage firm.

PROPOSAL 1: ELECTION OF TRUSTEES

The Nominating and Governance Committee is responsible for reviewing each year the qualifications and performance of each member of the Board of Trustees, the qualifications of potential new Board members, and the composition of the Board as a whole. Although the Committee does not have a formal policy with respect to diversity, we endeavor to have a diverse Board whose members represent a range of experiences and perspectives in business, finance and policy-making that are relevant to the Company’s business and markets. The Committee, therefore, focuses on the following criteria: a trustee’s independence qualifications under NYSE rules, business experience, leadership characteristics, financial acumen, industry and market knowledge, and knowledge of the public markets.

The Board of Trustees has fixed the number of trustees at seven. The seven persons named below are nominated to serve on the Board of Trustees until the 2012 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified. Each nominee is currently a trustee of the Company and all but Dr. Alan Merten have served on the Board of Trustees since the Company’s initial public offering in October 2003. Dr. Merten joined the Board of Trustees in October 2005.

Nominees for Election as Trustees

The following table sets forth the names, biographical information and specific qualifications and attributes of each of the trustees nominated for election at the Annual Meeting:

Name	Principal Occupation	Trustee Since	Age

Robert H. Arnold	Co-Managing Director, R.H. Arnold & Company, LLC	2003	67
Richard B. Chess	Managing Partner, Chess Law Firm	2003	57
Douglas J. Donatelli	Chairman and CEO of the Company	2003	49
J. Roderick Heller, III	Chairman, Carnton Capital Associates	2003	73
R. Michael McCullough	Former Chairman, Booz, Allen & Hamilton, Inc.	2003	72
Alan G. Merten	President, George Mason University	2005	69
Terry L. Stevens	Senior Vice President and CFO, Highwoods Properties, Inc.	2003	62

Robert H. Arnold has served since 1989 as the Co-Managing Director of R.H. Arnold & Company, LLC, a New York-based investment banking firm which specializes in providing advisory services to U.S. and international investment funds, and advising corporations on capital raising, mergers, acquisitions, divestitures and valuations. He has served as a trustee since our initial public offering and was a director of First Potomac Realty Investment Trust, Inc. (our “Predecessor”) from 1997 until our initial public offering. Mr. Arnold has more than 30 years of financial experience including serving as the Treasurer of Merrill Lynch & Co. and the Chief Financial Officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the WT Mutual Funds and Treasury Strategies, Inc. He received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University. Nominee’s Specific Qualifications: Mr. Arnold’s service as Co-Managing Director of R.H. Arnold & Company has provided him with extensive experience in investment banking and finance. This experience is particularly valuable in connection with the Company’s consideration of strategic alternatives and its involvement in the debt and equity markets. Mr. Arnold serves as Chairman of the Finance and Investment Committee of the Board.

Richard B. Chess is an attorney and has served since 2007 as the managing partner of the Chess Law Firm, located in Richmond, Virginia. He has served as President of the Real Estate Securities Association since 2010 and served from 2007 to 2010 as President of American Realty Capital Markets, a securities broker dealer focused on real estate. From 2005 to 2006, he was Of Counsel to the firm Hoctor Kaplan, PLC. Mr. Chess has served as a trustee since our initial public offering and was a director of our Predecessor from 1997 until our initial public offering. From 1987 to 1996, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a publicly traded real estate investment trust that invests in apartment properties. He received his Bachelor of Science Degree from the University of Pittsburgh and a JD degree from the University of Richmond Law School. Nominee’s Specific Qualifications: Mr. Chess’ experience in real estate acquisitions and finance, his legal background, and his personal knowledge of the Richmond, VA market, one of the Company’s primary markets, results in his providing a real estate professional’s judgment to the Company’s acquisitions process and an attorney’s perspective to the legal and governance requirements of the SEC and NYSE.

Douglas J. Donatelli is a founder of the Company and has served as Chairman since May 2007 and Chief Executive Officer and trustee of the Company since our predecessor’s founding in 1997. Mr. Donatelli previously was Executive Vice President of Donatelli & Klein, Inc. (now Donatelli Development, Inc.), a real estate development and investment firm located in Bethesda, Maryland, and from 1985 to 1991, President of D&K Broadcasting, a communications subsidiary of Donatelli Development, Inc. that owned Fox network affiliated television stations. Mr. Donatelli is active in many charitable and community organizations. He serves on the Board of Directors of the Greater Washington Board of Trade and the Catholic Charities Foundation of Washington, D.C. and is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Donatelli holds a Bachelor of Science degree in Business Administration from Wake Forest University. Nominee’s Specific Qualifications: Mr. Donatelli’s twenty-five years of experience in commercial real estate and the capital markets and his performance as CEO of the Company for the past thirteen years provides the Company with strategic and decisive leadership.

J. Roderick Heller, III has served since 2004 as the Chairman of Carnton Capital Associates, a private investment corporation, and since 2008 as a director of Montpelier Re Holdings Ltd., a publicly traded Bermuda reinsurance company. He served as a director of York International, Inc., a NYSE company, from 2004 to 2005. From May 1986 to December 1997, Mr. Heller served as Chairman and Chief Executive Officer of NHP Incorporated and various related organizations, including National Corporation for Housing Partnerships. NHP Incorporated, prior to its sale in December 1997, was a publicly traded company that, collectively with NHP Partners, Inc., was the nation’s largest owner and operator of apartment properties. Mr. Heller has served as a trustee of the Company since our initial public offering. Mr. Heller was a partner of the law firm of Wilmer, Cutler & Pickering in Washington, D.C. from 1971 to 1982. He received a Bachelor of Arts from Princeton University, a Masters of History from Harvard University and a JD degree from Harvard Law School. Nominee’s Specific Qualifications: Mr. Heller’s experience as Chairman of Carnton Capital, as a former chief executive officer and chairman of a publicly traded real estate company, and as an attorney provides us with valuable insight and judgment as to the issues and opportunities facing our Company, particularly with respect to corporate finance, real estate transactions, and public company governance issues. Mr. Heller serves as Lead Independent Trustee.

R. Michael McCullough was employed by Booz, Allen & Hamilton Inc. (“Booz Allen”), a global consulting firm, from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz Allen from 1984 to 1992, and from 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz Allen. Mr. McCullough has served as a trustee of the Company since our initial public offering and served from 1996 to 2010 as a Director of Watson Wyatt Worldwide, a global consulting firm. Mr. McCullough was a director of Charles E. Smith Residential Realty, Inc. from 1999 to 2001 and of Capital Automotive REIT from 1998 to 2005. Mr. McCullough received a Bachelor of Science degree in electrical engineering from the University of Detroit. Nominee’s Specific Qualifications: Mr. McCullough’s experience as a former chairman and CEO, knowledge of the capital markets and corporate finance, as well as his years of service on other public company boards, provide us with valuable business acumen and insight on strategic and organizational matters.

Alan G. Merten has served as the President of George Mason University since July 1996, and has been a trustee of the Company since October 2005. Dr. Merten was Dean of the Johnson Graduate School of Management of Cornell University from 1989 to 1996, the Dean of the College of Business Administration at the University of Florida from 1986 to 1989, and Associate Dean for Executive Education and Computing Sciences at the University of Michigan from 1984 to 1986. He has served on the Board of Trustees of mutual funds affiliated with Legg Mason Partners since 1990 and the Board of Directors of Cardinal Financial Corporation since 2006. He was a director of INOVA Health System from 1999 to 2007 and resumed serving on that Board in 2009. He also served on the Board of Xybernaut Corporation from 2004 to 2006. Dr. Merten holds a Bachelor of Science in mathematics and Ph.D. in computer science from the University of Wisconsin and a Master of Science in computer science from Stanford University. Nominee’s Specific Qualifications: Dr. Merten’s academic credentials in business administration and his fourteen years as President of an expanding university in Northern Virginia, bring a combination of strategic thinking, organizational leadership, and knowledge of the Northern Virginia real estate markets, another of the Company’s primary markets, to the Board.

Terry L. Stevens is Senior Vice President and Chief Financial Officer of Highwoods Properties, Inc. (“Highwoods”) located in Raleigh, North Carolina. Mr. Stevens joined Highwoods in December 2003. Highwoods is a publicly traded real estate investment trust that owns office, industrial and retail properties. Mr. Stevens has served as a trustee of the Company since our initial public offering. Prior to joining Highwoods, Mr. Stevens held various executive positions, including Executive Vice President, Chief Financial Officer and Trustee, from 1994 to

2003 with Crown American Realty Trust, a publicly traded retail real estate company that merged with Pennsylvania Real Estate Investment Trust in November 2003. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer. He also spent 18 years with Price Waterhouse, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in physics from Juniata College and a Masters of Business Administration from The Wharton School. Nominee’s Specific Qualifications: Mr. Steven’s experience as a former and current chief financial officer of two public REITs, his experience as a former trustee of a public REIT, and his expertise in REIT accounting, real estate finance and the public equity markets qualify him to help ensure that the Board fulfills its oversight responsibilities with respect to the Company’s overall strategic planning process, the Company’s capital structure, financings -and evaluation of investment opportunities, and the Company’s financial reporting, accounting and risk assessment functions. He has been designated the Company’s “audit committee financial expert” and serves as Chairman of our Audit Committee.

Our Board of Trustees recommends that shareholders vote “FOR” the election of each of the nominees.

PROPOSAL 2: APPROVAL OF AMENDMENT NO. 2 TO THE
2009 EQUITY COMPENSATION PLAN

Discussion of the Proposal

The Company believes that equity is a key element of the Company’s compensation package and that equity awards encourage employee loyalty to us and align employee interests directly with those of shareholders. The Company’s equity compensation plans, in particular, allow the Company to provide non-officer employees, officers and our non-employee trustees with equity incentives that are competitive with those of companies with which we compete for talent.

The Compensation Committee of the Board has adopted compensation guidelines whereby stock option awards are granted each January to each of the Company’s non-officer employees, restricted share awards are made each February to officers and restricted share awards are made each May to trustees. Option awards per non-officer employee range between 500 and 2,500 shares and, as discussed in our Compensation Discussion and Analysis on page 24 of this proxy statement, approximately 35 – 50% of each named executive officer’s annual total compensation is composed of long-term incentive compensation. Each of our non-management trustees receives an annual grant of restricted shares equal in value to $47,000 on the date of grant, which resulted in an award of 3,379 restricted shares to each non-management trustee in 2010.

The Company currently has two equity compensation plans, the 2003 Equity Compensation Plan adopted in conjunction with the Company’s initial public offering (“IPO”) in October 2003, and the 2009 Equity Compensation Plan (the “2009 Plan”). As of March 17, 2011, the record date for the 2011 Annual Meeting of Shareholders, 6,031 shares were available for issuance under the 2003 Plan and 1,734,476 shares were available for issuance under the 2009 Plan. As of March 17, 2011, there were 720,583 common shares subject to outstanding grants under the 2009 Plan, including 5,500 shares subject to options with a weighted average exercise price of $16.82 and a weighted average remaining term of 9.8 years and 715,083 restricted shares. The 2009 Plan includes a “fungible share pool” pursuant to which any shares subject to awards of options or stock appreciation rights (“SARs”) are counted against the number of shares available for issuance under the 2009 Plan as one share for each one share subject to an award. Any shares subject to awards other than options or SARs are counted against the number of shares available for issuance as 3.44 shares for every one share subject to an award. As shares subject to such awards expire or are forfeited, the number of shares available for awards under the 2009 Plan is increased at the same rate as such awards were deducted from the share limit under the 2009 Plan.

The following table summarizes the annual total grants made by the Compensation Committee during the period May 20, 2010, the date of our 2010 Annual Meeting, through March 17, 2011:

Trustee restricted share awards	20,274	(May 2010)
Non-officer employee stock options	102,500	(January 2011)
Officer restricted share awards	162,079	(February 2011)

Total Share Awards	284,853
Total 2009 Plan Share Authorization Used	729,795

The Compensation Committee anticipates that prior to the 2012 annual meeting of shareholders approximately 150,000 shares of the 2009 Plan’s authorization will be used for option awards and 750,000 shares of the 2009 Plan’s authorization will be used for restricted share awards. In addition, the Compensation Committee anticipates that additional awards will be made in 2011 and 2012 to new officers and employees who join the Company as it continues to grow. Accordingly, on March 30, 2011, the Board of Trustees, upon the recommendation of the Compensation Committee, approved Amendment No. 2 to the 2009 Plan, increasing by 4.5 million the total number of common shares authorized for grant under the 2009 Plan, subject to shareholder approval. Increasing the number of shares available for issuance under the 2009 Plan will provide the Compensation Committee the flexibility it needs to attract and retain officers and employees through at least 2012.

The material features of the 2009 Plan, as proposed to be amended, are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the 2009 Plan, as amended. The text of Amendment No. 2 is attached as Exhibit A to this proxy statement.

Description of the 2009 Plan

The 2009 Plan provides for the issuance of options to purchase shares, share awards, share appreciation rights (“SARs”), performance units and equity-based awards. Each option granted pursuant to the 2009 Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as an incentive share option, or as an option that is not intended to so qualify, referred to as a nonqualified option.

Administration.  The 2009 Plan is administered by our Compensation Committee, although the Compensation Committee may delegate its authority and administrative responsibilities under the 2009 Plan to one or more officers. In the case of awards to members of the Board of Trustees who are independent trustees, the 2009 Plan may be administered by the independent trustees or the Compensation Committee. As used in this summary, the term “Compensation Committee” means the Compensation Committee, its delegate or the independent trustees, as appropriate. The Compensation Committee generally has the authority, within limitations described in the 2009 Plan, (i) to establish rules and policies concerning the 2009 Plan, (ii) to determine the persons to whom options, SARs, share awards, performance units and equity-based awards may be granted, (iii) to fix the number of shares to be covered by each award and (iv) to set the terms of each award. Each type of award is described below.

Eligibility.  All of our and our affiliates’ or subsidiaries’ employees, including employees of First Potomac Realty Investment Limited Partnership and First Potomac Management LLC, and our six independent trustees are eligible to participate in the 2009 Plan; provided however, that no individual may be granted awards under the 2009 Plan in any calendar year for more than 400,000 shares. Our non-employee trustees and consultants and advisors who perform services to an affiliate or subsidiary are also eligible to participate in the 2009 Plan if they render bona fide services to the Company or an affiliate other than services related to the offer and sale of Trust securities and provided further that they do not maintain a market for Company securities. The Compensation Committee selects the individuals who will participate in the 2009 Plan (“Participants”). As of March 17, 2011, the closing price of the Company’s common shares on the NYSE was $14.63. Also as of March 17, 2011, there were five named executive officers, seven other officers, 132 other employees, and six non-employee trustees of the Company and its subsidiaries who were eligible to participate in the 2009 Plan. Because participation and the types of awards under the 2009 Plan are discretionary, the benefits or amounts that will be received by any participant or group of participants if the Amendment No. 2 is approved are not currently determinable.

Shares Authorized.  Upon shareholder approval of Amendment No. 2, the maximum aggregate number of Common Shares that may be issued under the 2009 Plan will be increased by 4,500,000 shares to a total of 7,400,000 shares. The 2009 Plan uses a “fungible share pool” pursuant to which any shares subject to awards of options or SARs are counted against the number of shares available for issuance under the 2009 Plan as one share for each one share subject to an award. Any shares subject to awards other than options and SARs are counted against the number of shares available for issuance as 3.44 shares for every one share subject to an award. As shares subject to such awards expire or are forfeited, the number of shares available for awards under the 2009 Plan is increased at the same rate as such awards were deducted from the share limit under the 2009 Plan.

The 2009 Plan’s aggregate share authorization, the individual grant limitation and the terms of outstanding awards will be adjusted by the Compensation Committee to reflect share dividends, share splits, consolidations of shares and other changes in the Company’s capitalization.

Options.  Options granted under the 2009 Plan may be incentive share options (“ISOs”) or nonqualified options. An option entitles a Participant to purchase shares from us at the option price. The option price may be paid in cash, by the surrender of shares, through a broker-assisted “cashless exercise” or such other method as permitted by the Compensation Committee. The option price is fixed by the Compensation Committee at the time the option is granted, but the price cannot be less than the shares’ fair market value on the date of grant. Except to reflect share dividends, share splits, consolidations of shares and other changes in the Company’s capitalization, the option price of an outstanding option may not be reduced, whether through amendment, cancellation, replacement grant or other means, without the approval of shareholders. No Participant may be granted ISOs (under all incentive share option plans of the Company and its affiliates) which are first exercisable in any calendar year for shares having an aggregate fair market value (determined as of the date the ISO was granted) that exceeds $100,000. The term of an option cannot exceed ten years.

SARs.  SARs may be granted under the 2009 Plan in relation to option grants (“Corresponding SARs”) or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the option to which the Corresponding SAR relates and vice versa. SARs entitle the Participant to receive a payment based on a formula determined by the Compensation Committee and set forth in an agreement with the Participant. In the absence of such a determination, the Participant is entitled to receive the excess of the fair market value of a share on the date of exercise over the greater of the fair market value of a share on the date of grant or the amount set forth in the SAR agreement. Except to reflect share dividends, share splits, consolidations of shares and other changes to the Company’s capitalization, the initial value of an outstanding SAR may not be reduced, whether through amendment, cancellation, replacement grant or other means, without the approval of shareholders. The amount payable upon the exercise of an SAR may be paid in cash, shares, or a combination of the two as determined by the Compensation Committee.

Share Awards.  Under the 2009 Plan, Participants may be granted share awards i.e., awards of shares that may be nontransferable or forfeitable or both unless certain conditions prescribed by the Compensation Committee, in its discretion, are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve performance-related objectives such as those described below. A Participant has the right to vote the shares subject to a share award and can receive dividends thereon, even during the period the shares are nonvested and nontransferable.

Performance Units.  The 2009 Plan also provides for the award of performance units. A performance unit entitles the Participant to receive a payment equal to the fair market value of a specified number of shares if certain objectives are satisfied. The Compensation Committee prescribes the requirements that must be satisfied before a performance unit is earned. Those requirements may be based on performance-related objectives such as those described below. To the extent that performance units are earned, the obligation may be settled in cash, in shares, or by a combination of the two as determined by the Compensation Committee. The period in which performance is measured shall be set by the Compensation Committee.

Equity-Based Awards.  The 2009 Plan also authorizes the Compensation Committee to make other equity-based awards. These awards may be in the form of shares (both restricted and unrestricted) or as an award with a value measured, in whole or in part, by the fair market value of a share. The terms and conditions of an equity-based award shall be prescribed by the Compensation Committee consistent with the terms of the 2009 Plan. The equity-

based awards may be settled in cash, shares, or a combination of the two as determined by the Compensation Committee.

Qualified Performance-Based Compensation.  The 2009 Plan permits the Compensation Committee to impose and specify specific performance goals that must be met with respect to grants of share awards, performance units and equity-based awards that are intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Prior to or soon after the beginning of the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions. Forfeiture of all or part of any grant will occur if the performance goals are not met, as determined by the Compensation Committee.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be determined by our Compensation Committee and be based on one or more of the following: share price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or dispositions.

Change in Control.  If we experience a change in control, all outstanding options and SARs shall be fully exercisable, all outstanding share awards shall be fully transferable and nonforfeitable and all outstanding performance units and equity-based awards shall be earned in their entirety and settled in cash, shares, or a combination of the two as determined by the Compensation Committee. The Compensation Committee also may take any of the following actions with respect to any or all outstanding grants: (1) determine that outstanding options and SARs will be assumed by, or replaced with comparable awards, of the surviving entity or its affiliates or (2) determine that outstanding options and SARs will be cancelled in exchange for a payment equal to the amount by which the value per share in the transaction exceeds the exercise price or Initial Value, multiplied by the number of shares subject to the option or SAR.

Amendment; Termination.  Our Board of Trustees may amend or terminate the 2009 Plan at any time; provided that our shareholders must approve any amendment if such approval is required in order to comply with applicable stock exchange requirements, if the amendment increases the number of shares that may be issued under the 2009 Plan or the amendment changes the class of individuals eligible to participate in the 2009 Plan. Unless terminated sooner by our Board of Trustees or extended with shareholder approval, the 2009 Plan will terminate on February 23, 2019.

Federal Income Taxes.  The Company has been advised by counsel regarding the federal income tax consequences of the 2009 Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant’s exercise of the option (although the exercise of an ISO may have alternative minimum tax consequences). Any gain realized upon a disposition of shares acquired under an ISO will be taxed as long-term capital gain if the Participant holds the shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). For the exercise of an option to qualify for the foregoing tax treatment, the Participant generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the Participant will recognize ordinary income upon the disposition of the shares in an amount generally equal to the excess of the fair market value of the shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain.

The exercise of a nonqualified option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. Tax must be paid by the Participant at the time of exercise.

No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of shares of common stock that are received in settlement of an SAR.

A Participant will recognize income on account of a share award or equity-based award on the first day that the shares or other securities are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the shares or securities on that date.

No income is recognized upon the award of performance units. A Participant will recognize income on account of the settlement of the performance units. A Participant will recognize income equal to any cash that is paid and the fair market value of shares (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that are received in settlement of the performance units.

The employer (either the Company or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or an SAR, the vesting of a share award and the settlement of performance units and other equity-based awards. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer generally will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of shares acquired upon the exercise of an ISO.

Our Board of Trustees recommends that shareholders vote “FOR” Amendment No. 2 to the 2009 Plan.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed KPMG LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2011. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP as the independent registered public accounting firm of our Company. The Audit Committee will not be bound by a vote either for or against the proposal; however, the appointment will be reconsidered by the Audit Committee and the Board of Trustees if the appointment is not ratified. For additional information regarding our independent registered public accounting firm, see “Principal Accountant Fees and Services” below.

We expect that a representative of KPMG LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Trustees recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP.

INFORMATION ON OUR BOARD OF TRUSTEES AND ITS COMMITTEES

Independence of Our Board of Trustees

Our Bylaws and Governance Guidelines and the listing standards of the NYSE require that a majority of our trustees be independent. Our Board of Trustees has adopted categorical standards to assist the Board in evaluating the independence of each of the trustees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•	Employment. The trustee is, or has been within the last three years, an employee of the Company, or his or her immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	Other Compensation. The trustee has received or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

•	Auditor Affiliation. The trustee is a current partner or employee of a firm that is the Company’s internal or external auditor or the trustee’s immediate family member is a current partner of such a firm or a current employee of such a firm and as an employee participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or the trustee was or his or her immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	Interlocking Directorships. The trustee is or has been within the last three years, or his or her immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	Business Transactions. The trustee is a current employee, or his or her immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

On January 25, 2011, our Board of Trustees, after broadly considering the above criteria, all relevant facts and circumstances regarding the past and current relationship of each member with the Company determined that the following members of our Board had no material relationship with the Company and were independent in accordance with the Company’s criteria: Robert H. Arnold, Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough, Alan G. Merten and Terry L. Stevens. We presently have seven trustees, including these six independent trustees. Mr. Heller serves as Lead Independent Trustee.

Our Board of Trustees had four standing committees to assist it in the discharge of its responsibilities during 2010. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Trustees are reported to the Board of Trustees, usually at the meeting following such action.

Board Leadership Structure

Our Chief Executive Officer, Mr. Donatelli, also serves as the Board’s Chairman. Mr. Heller serves as Lead Independent Trustee and the membership of each of the Board’s four committees is composed only of independent trustees as defined by the rules of the NYSE. We believe this Board leadership structure is appropriate for our Company; the combined role of Chairman and CEO promotes unified leadership and direction, allowing for a single, clear voice from management to shareholders, officers and employees, and an efficient decision making process in executing the Company’s strategic plan. Mr. Donatelli benefits from the input provided by the Lead Independent Trustee and each of the committee chairs, each of whom is elected annually. Pursuant to the charter of the Lead Independent Trustee, which is available on the Company’s website www.first-potomac.com, Mr. Heller serves as a frequent advisor to Mr. Donatelli regarding business and financial strategy and Board practices, confers with him with respect to agendas of Board meetings, and is a liaison between the independent trustees and the CEO. Mr. Heller chairs meetings of our non-management trustees, as discussed below, at which the independent trustees discuss pending matters outside the presence of management. Both Mr. Donatelli and Mr. Heller are ex officio members of each of the Board’s committees.

Executive Sessions of Our Non-Management Trustees

The non-management trustees of our Board of Trustees occasionally meet in executive sessions that exclude our non-independent trustee and members of our management team. There were four (4) executive sessions held during 2010. Our Board of Trustees has appointed Mr. Heller as our Lead Independent Trustee and, as such, has determined that Mr. Heller, or in his absence, his designee, should chair all meetings of non-management trustees. During these meetings, Mr. Heller has the authority to lead the meeting, set the agenda and determine the information to be provided to the attendees. Shareholders and other interested persons may contact Mr. Heller in writing by mail c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. All such letters will be forwarded to Mr. Heller.

The Board’s Role in Risk Oversight

Our Board of Trustees has overall responsibility for the oversight of the Company’s enterprise risk management process. In this regard, the Board seeks to identify, understand, analyze and oversee critical business risks. The Board carries out this responsibility by delegating to each of its committees responsibility for certain risk areas. The Audit Committee oversees risks related to the Company’s financial statements, financial reporting, accounting, the internal audit, regulatory compliance and other legal matters. The Audit Committee meets separately with representatives of the Company’s independent auditing firm and internal auditing firm. The Nominating and Governance Committee oversees risk related to the Company’s governance structure and processes and risk arising from change in control provisions in Company agreements and from related party transactions. The Finance and Investment Committee oversees risk related to financial matters, debt compliance, liquidity, business strategy, acquisitions and dispositions and the Company’s markets. The Compensation Committee oversees risk in the areas of CEO succession and executive compensation and evaluates the risks involved with all compensation programs of the Company.

While the Board oversees risk management as part of an on-going process, the Company’s management is charged with managing risk. The CEO reports to the Board of Trustees and its committees at least quarterly on the risks to the Company in the areas of competition and markets, cash flow, access to capital, refinancing of corporate and property level debt, tenant credit and leasing, and the General Counsel provides a quarterly assessment to the Audit Committee of the Company’s compliance with the policies and procedures in place to minimize potential risks and liabilities. In addition, consistent with SEC disclosure requirements implemented in 2010, management assessed the Company’s executive and other compensation and benefits programs to determine if the programs’ provisions and operations promote or create material risks. This risk assessment process included a review of program policies and practices; program analysis to identify both risk and internal risk controls related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although management reviewed all compensation programs, it focused on the Company’s compensation programs for officers and leasing personnel, who are paid primarily on a commission basis. Management’s assessment was presented to and discussed with the Compensation Committee.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls, and are supported by the oversight of the Compensation Committee with regard to executive compensation programs.

Audit Committee

Our Board of Trustees has established an Audit Committee, which consists of Messrs. Stevens (Chairman), Chess and McCullough. Our Board of Trustees has determined that each of the Audit Committee members is independent, in accordance with the Company’s criteria and SEC rules, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Trustees. In addition, our Board of Trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under an amended and restated written charter adopted by our Board of Trustees on March 30, 2011. The primary duties and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent registered public accounting firm our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, retain, compensate, evaluate and replace (if necessary) the independent public accountants;

•	approve professional services provided by the independent public accountants;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	provide an avenue of communication among the outside auditors, management and our Board of Trustees;

•	encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•	monitor, with the Board, compliance with legal and regulatory requirements and the Company’s major risk exposures related to the Company’s financial statements, financial reporting, accounting and annual audit and the steps management has taken to monitor and control such exposures.

The Audit Committee met nine (9) times during our 2010 fiscal year and each of the members attended 75% or more of the meetings.

For more information, please see “Audit Committee Report” beginning on page 44.

Compensation Committee

Our Board of Trustees has established a Compensation Committee which consists of Messrs. McCullough (Chairman) and Chess and Dr. Merten. Our Board has determined that each of the Compensation Committee members is independent, in accordance with the Company’s criteria. The Compensation Committee operates under a written charter adopted by our Board on February 24, 2009. The Compensation Committee determines compensation for our executive officers and administers the 2003 Plan and 2009 Plan. The Committee’s basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met seven (7) times during our 2010 fiscal year and each of the members attended 75% or more of the meetings.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of trustee or executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Compensation Committee and has the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Committee.

Pursuant to its charter, the Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take, other than reviewing and discussing the disclosure under the caption, “Compensation Discussion and Analysis” beginning on page 24 and recommending inclusion of the disclosure in this proxy statement.

Nominating and Governance Committee

Our Board of Trustees has established a Nominating and Governance Committee which consists of Dr. Merten (Chairman) and Messrs. Arnold and Heller. Our Board has determined that each of the Nominating & Governance Committee members is independent in accordance within the Company’s criteria. The Nominating & Governance Committee operates under a written charter adopted by our Board on February 18, 2004. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board;

•	oversees the evaluation of our Board and management; and

•	oversees elements of the Company’s overall enterprise risk management program.

The Nominating & Governance Committee met two (2) times during our 2010 fiscal year and each of the members attended both meetings.

Finance and Investment Committee

Our Board of Trustees has established a Finance and Investment Committee which consists of Messrs. Arnold (Chairman), Chess, and Stevens. Among other duties this committee:

•	reviews and evaluates the Company’s business strategy;

•	reviews certain proposed asset acquisitions and dispositions by the Company; and

•	reviews proposed financial transactions.

The Finance & Investment Committee met sixteen (16) times during our 2010 fiscal year and each of the members attended 75% or more of the meetings.

Other Committees

From time to time, our Board of Trustees may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and the Company’s other employees. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Ethics applicable to the Company’s chief executive officer and chief financial officer by posting such information on its website at www.first-potomac.com, Investor Information, Corporate Governance.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee, our Nominating and Governance Committee, our Finance and Investment Committee, our Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.first-potomac.com, and these documents are available in print to any shareholder upon request by writing to First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: General Counsel. Information at our website is not and should not be considered a part of this proxy statement.

Trustee Nominations

Nominating and Governance Committee.  The Company’s Nominating and Governance Committee performs the functions of a nominating committee. The Nominating and Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by our Board. The Company’s Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating trustee candidates. Both documents are posted on the Company’s website at www.first-potomac.com. Information at our website is not and should not be considered a part of this proxy statement.

Trustee Candidate Recommendations and Nominations by Shareholders.  The Nominating and Governance Committee’s charter provides that the committee will consider trustee candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating and Governance Committee through the method described under “Communications with Our Board of Trustees” below. In addition, any shareholder of record entitled to vote for the election of trustees at the 2011 Annual Meeting of Shareholders may nominate persons for election to the Board of Trustees if that shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2012 Annual Meeting” below.

Process and Criteria for Identifying and Evaluating Trustee Candidates.  The Nominating and Governance Committee evaluates all trustee candidates in accordance with the trustee qualification standards described in our Governance Guidelines. See also “Proposal 1: Election of Trustees” on page 3 for a discussion of the criteria, including the consideration of diversity, used to evaluate and select trustee candidates.

Communications with Our Board of Trustees

Our Board of Trustees has approved unanimously a process for shareholders and other interested parties to send communications to our Board. Shareholders and other interested parties can send communications to our Board and, if applicable, to any committee or to specified individual trustees in writing c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Board and any such specified committee or individual trustee.

Shareholder Proposals for Our 2012 Annual Meeting of Shareholders

Our Board will provide for presentation of proposals by our shareholders at the 2012 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC and our Bylaws regarding shareholder proposals.

Proposals of shareholders to be presented at the 2012 Annual Meeting must be received at our executive offices on or before December 10, 2011 to be considered for inclusion in the 2012 proxy statement materials.

Shareholders wishing to submit proposals or director nominations to be presented at the 2012 Annual Meeting that are not to be included in our proxy statement materials must deliver notice to us at our executive offices not less than 60 and no more than 90 days before the first anniversary of the date of the Company’s 2011 Annual Meeting (i.e. between February 19, 2012 and March 21, 2012). Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our Bylaws are available on our website at www.first-potomac.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at our website is not and should not be considered part of this proxy statement.

Trustee Attendance at Meetings of our Board of Trustees and Annual Meeting of Shareholders

The Board of Trustees held twenty-one (21) meetings, including four (4) regularly scheduled quarterly meetings, during 2010. All incumbent trustees attended 75% or more of the aggregate number of meetings of the Board of Trustees and its committees on which they served during 2010.

It is our Board of Trustee’s policy that, absent unusual or unforeseen circumstances, all trustees of the Company should attend the annual meeting of shareholders. All of our trustees attended the 2010 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our related party transactions policy is set forth in the Company’s Bylaws and Code of Business Conduct and Ethics. The policy provides that trustees and officers are prohibited from entering into agreements and transactions with the Company that involve a conflict of interest, unless such conflict is first disclosed to the board of trustees and waived by a majority of the disinterested members of the Board of Trustees. For these purposes, a conflict of interest exists when a person’s interests are not aligned or appear not be aligned, or interfere, or appear to interfere, in any way with the interests of the Company.

Certain Relationships

Our chairman and certain of our executive officers beneficially own units of limited partnership interest (“Units”) in our operating partnership, First Potomac Realty Investment Limited Partnership (the “Operating Partnership”) as a result of contributions of properties and other assets to the Operating Partnership in connection with our initial public offering: Douglas J. Donatelli (92,056 Units, or approximately 9.6% of the total number of Units issued and outstanding, excluding the Units held by us); Nicholas R. Smith (41,123 Units, or approximately

4.3%); Barry H. Bass (28,169 Units, or approximately 2.9%); James H. Dawson (11,385 Units, or approximately 1.2%). These executive officers may have conflicting duties because, in their capacities as our executive officers, and in the case of Mr. Donatelli, as our Chairman, they have a duty to the Company, while at the same time, in our capacity as general partner of the Operating Partnership, they have a fiduciary duty to the limited partners of the Operating Partnership. Conflicts may arise when the interests of our shareholders and the limited partners of the Operating Partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the Operating Partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders.

COMPENSATION OF TRUSTEES

The following table presents information relating to total compensation of our trustees for the fiscal year ended December 31, 2010. Douglas J. Donatelli, our chief executive officer, receives no compensation for his service on the Board of Trustees.

					Change in
					Pension Value
					and Non-
	Fees				Qualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards(1)	Awards	Compensation	Earnings	Compensation		Total

Robert H. Arnold	$28,750	$47,000	—	—	—	$3,160	(2)	$78,910
Richard B. Chess	$36,000	$47,000	—	—	—	$3,160	(2)	$86,160
J. Roderick Heller	$48,750	$47,000	—	—	—	$3,160	(2)	$98,910
R. Michael McCullough	$33,750	$47,000	—	—	—	$3,160	(2)	$83,910
Alan G. Merten	$28,750	$47,000	—	—	—	$3,160	(2)	$78,910
Terry L. Stevens	$36,000	$47,000	—	—	—	$3,160	(2)	$86,160

(1)	In accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant date fair value of restricted stock awards made on May 20, 2010. Assumptions used in the calculation of these amounts are included in Footnote 16 to the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2011. At December 31, 2010, each trustee held 3,379 restricted Common Shares that vest on May 20, 2011. There were no other unvested restricted Common Shares or outstanding options held by our non-management trustees as of December 31, 2010.

(2)	Represents the dividends earned on unvested restricted shares issued under the 2003 Plan and 2009 Plan.

Additional Information Regarding Compensation of Trustees

Annual Fees and Equity Awards.  As compensation for serving on our Board of Trustees in 2010, each of our non-employee trustees received a base cash fee of $16,000. The chairmen of the Audit, Compensation, Nominating & Governance, and Finance and Investment, committees received additional cash fees of $15,000, $10,000, $10,000, and $10,000, respectively; provided, however, a trustee may not receive more than one chairman’s fee. Mr. Heller receives an additional cash fee of $30,000 for his service as Lead Independent Trustee. Each non-employee trustee who was a member of the Audit Committee (other than the chairman) received an additional fee of $10,000 and each non-employee trustee who was a member of any other committee of the Board (other than the chairman) received an additional cash fee of $5,000 with respect to each committee on which he served. In addition, on May 20, 2010, each of our non-employee trustees received a grant of 3,379 restricted Common Shares (valued on the date of grant at approximately $47,000), all of which will vest on the one-year anniversary of the date of grant. We reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees and any and all committees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, trustees and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2010.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2010.

EXECUTIVE OFFICERS

The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position

Douglas J. Donatelli	49	Chief Executive Officer
Barry H. Bass	47	Executive Vice President, Chief Financial Officer
Joel F. Bonder	62	Executive Vice President, General Counsel and Secretary
James H. Dawson	53	Executive Vice President, Chief Operating Officer
Nicholas R. Smith	46	Executive Vice President, Chief Investment Officer
Michael H. Comer	45	Senior Vice President, Chief Accounting Officer
Timothy M. Zulick	47	Senior Vice President, Leasing

Douglas J. Donatelli.  See Mr. Donatelli’s information on page 4.

Barry H. Bass served as Senior Vice President and Chief Financial Officer since joining our predecessor in June 2002 and was appointed Executive Vice President in February 2005. From 1999 to 2002, Mr. Bass was a senior member of the real estate investment banking group of Legg Mason Wood Walker, Inc. where he advised a number of public and private real estate companies in their capital raising efforts. From 1996 to 1999, Mr. Bass was Executive Vice President of the Artery Organization in Bethesda, Maryland, an owner and operator of real estate assets in the Washington, D.C. area, and prior to that a Vice President of Winthrop Financial Associates, a real estate firm with over $6 billion of assets under management, where he oversaw the Company’s asset management group. Mr. Bass is a graduate of Dartmouth College and a member of NAREIT.

Joel F. Bonder has served as Executive Vice President, General Counsel and Secretary since joining the Company in January 2005. Mr. Bonder was Counsel at Bryan Cave LLP in Washington, D.C. from 2003 to 2004, where he specialized in corporate and real estate law and project finance. He was Executive Vice President and General Counsel of Apartment Investment and Management Company (“AIMCO”), a publicly traded apartment REIT, from 1997 to 2002, and General Counsel of National Corporation for Housing Partnerships, an owner of multifamily housing, and its publicly traded parent company, NHP Incorporated (“NHP”), from 1994 to 1997. During that period, Mr. Heller, one of our trustees, was chairman of NHP. Mr. Bonder is a graduate of the University of Rochester and received his JD degree from Washington University School of Law. He is admitted to the bar in the District of Columbia, Massachusetts and Illinois.

James H. Dawson served as Senior Vice President and Chief Operating Officer of the Company since 1998 and was elected Executive Vice President of the Company in February 2005. Mr. Dawson has coordinated the Company’s management and leasing activities since 1998. Prior to joining the Company, Mr. Dawson spent 18 years with Reico Distributors, a large user of industrial and business park product in the Baltimore/Washington corridor. At Reico, he was responsible for the construction and management of the firm’s warehouse portfolio. Mr. Dawson received his Bachelor of Science degree in Business Administration from James Madison University and is a member of the Northern Virginia Board of Realtors, the Virginia State Board of Realtors, the Institute of Real Estate Management and NAREIT.

Nicholas R. Smith is a founder of the Company and has served as Executive Vice President and Chief Investment Officer since the founding of our predecessor in 1997. He has over 25 years experience in commercial real estate in the Washington, D.C. area, including seven years with DDI and D&K Management. Mr. Smith is a graduate of the Catholic University of America. He currently serves on the Council of Advisors for the University of Maryland School of Architecture, Planning and Preservation and is a member of the National Association of Industrial and Office Parks, the Urban Land Institute and NAREIT.

Michael H. Comer served as the Company’s Vice President and Chief Accounting Officer since joining the Company in August 2003 and was appointed Senior Vice President in February 2005. Prior to joining the Company, Mr. Comer was Controller at Washington Real Estate Investment Trust (“WRIT”), a Washington, D.C.-based, diversified real estate investment trust, where from 1999 to 2003 he was responsible for overseeing the company’s accounting operations and its internal and external financial reporting. Prior to his tenure at WRIT, he was a manager in corporate accounting at The Federal Home Loan Mortgage Corp., and, prior to that position, was with KPMG LLP in Washington, D.C. where he performed audit, consultation and advisory services from 1990 to 1994. He is a CPA and a graduate of the University of Maryland where he received a Bachelor of Science in Accounting. Mr. Comer is a member of the American Institute of Certified Public Accountants.

Timothy M. Zulick has served as Senior Vice President, Leasing since joining the Company in August 2004. Prior to joining the Company, Mr. Zulick was Senior Vice President at Trammell Crow Company where, from 1998 to 2004, he concentrated on leasing, sales and development of business park and industrial properties in the Baltimore-Washington Corridor. From 1994 to 1998, he worked as a tenant and landlord representative with Casey ONCOR International where he also focused on leasing and sales of industrial properties. Prior to that, Mr. Zulick was with Colliers Pinkard and specialized in the valuation of commercial real estate in Maryland. He received a Bachelors degree in Business Administration from Roanoke College. Mr. Zulick is a licensed real estate person, a board member of the National Association of Industrial and Office Properties (NAIOP) for Southern Maryland, and a member of the Society of Industrial and Office Realtors (SIOR).

SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 17, 2011, regarding the Company’s Common Shares owned of record or known to the Company to be owned beneficially by each trustee and nominee for trustee, each executive officer and all trustees and executive officers as a group. At March 17, 2011, there were 50,052,051 Common Shares outstanding. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. The address for each individual listed below is: c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

	Number of
	Common Shares
Beneficial Owners	Beneficially Owned(1)		Percent of Class(2)

Douglas J. Donatelli	604,212	(3)	1.2%
Barry H. Bass	277,103	(4)	*
Joel F. Bonder	150,197	(5)	*
James H. Dawson	252,955	(6)	*
Nicholas R. Smith	368,052	(7)	*
Michael H. Comer	83,558	(8)	*
Timothy M. Zulick	57,065	(9)	*
Robert H. Arnold	16,347	(10)	*
Richard B. Chess	17,899	(11)	*
J. Roderick Heller, III	30,399	(11)	*
R. Michael McCullough	23,416	(11)	*
Alan G. Merten	14,866	(11)	*
Terry L. Stevens	18,908	(11)	*

All Trustees and Executive Officers as a group (13 persons)	1,914,977		3.8%

*	Represents less than one percent of the Company’s issued and outstanding shares.

(1)	Includes the total number of Common Shares issuable upon redemption of Units. Units are redeemable by the holder for cash, or at the Company’s option, an equivalent number of Common Shares.

(2)	The total number of our Common Shares outstanding used in calculating the percentage ownership of each person assumes that none of the Units held by other persons are redeemed for Common Shares and that none of the stock options held by other persons are exercised.

(3)	Includes (i) 81,858 Common Shares issuable upon redemption of Units held directly, (ii) 10,198 Common Shares issuable upon redemption of Units held by DKE #7 Partnership, of which Mr. Donatelli is a general partner, (iii) 165,000 Common Shares issuable upon the exercise of options that are vested, (iv) 479 Common Shares held by Mr. Donatelli as custodian for his minor children as to which he disclaims beneficial ownership, (v) 5,500 Common Shares held in trust for the benefit of Mr. Donatelli’s mother, over which trust Mr. Donatelli possesses voting and investment power; (vi) 92,688 restricted Common Shares that will vest if the Company meets certain performance criteria, (vii) 7,764 restricted Common Shares that vest on January 3, 2012 or earlier if the Company meets certain performance criteria, (viii) 1,941 restricted Common Shares which vest on April 1, 2011, (ix) 12,598 restricted Common Shares, 6,298 of which vest on February 24, 2012 and February 24, 2013, (x) 18,896 restricted Common Shares, 6,298 of which vest on May 21, 2011 and each May 21 thereafter through 2013, (xi) 18,164 restricted Common Shares, 6,054 of which vest on February 23, 2012 and each February 23 thereafter through 2014; and (xii) 39,755 restricted Common Shares, 7,951 of which vest on February 22, 2012 and each February 22 thereafter through 2016. Mr. Donatelli has pledged 81,858 Units in connection with a margin loan at a fair market interest rate from Capitol One, N.A., which is an 11% participant in the Company’s corporate credit facility. He also has pledged 112,783 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(4)	Includes (i) 28,169 Common Shares issuable upon redemption of Units held directly, (ii) 52,500 Common Shares issuable upon the exercise of options that are vested, (iii) 60,939 restricted Common Shares that vest if the Company meets certain performance criteria, (iv) 5,324 restricted Common Shares that vest on January 3, 2012 or earlier if the Company meets certain performance criteria, (v) 1,331 restricted Common Shares which vest on April 1, 2011, (vi) 8,237 restricted Common Shares, 4,118 of which vest on February 24, 2012 and February 24, 2013 (vii) 12,355 restricted Common Shares, 4,118 of which vest on May 21, 2011 and each May 21 thereafter through 2013, (viii) 11,877 restricted Common Shares, 3,958 of which vest on February 23, 2012 and each February 23 thereafter through 2014 and (ix) 25,994 restricted Common Shares, 5,199 of which vest on February 22, 2012 and each February 22 thereafter through 2016. Excludes 1,000 Series A Preferred Shares owned by Mr. Bass’ wife. Mr. Bass has pledged 62,301 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(5)	Includes 50,000 Common Shares issuable upon the exercise of options that are vested, (ii) 40,594 restricted Common Shares that vest if the Company meets certain performance criteria, (iii) 750 restricted Common Shares which vest on April 1, 2011, (iv) 5,814 restricted Common Shares, 2,907 of which vest on February 24, 2012 and February 24, 2013, (v) 8,721 restricted Common Shares, 2,907 of which vest on May 21, 2011 and each May 21 thereafter through 2013, (vi) 8,383 restricted Common Shares, 2,794 of which vest on February 23, 2012 and each February 23 thereafter through 2014 and (vii) 18,349 restricted Common Shares, 3,670 of which vest on February 22, 2012 and each February 22 thereafter through 2016.

(6)	Includes (i) 11,385 Common Shares issuable upon redemption of Units held directly, (ii) 47,500 Common Shares issuable upon the exercise of options that are vested, (iii) 2,636 Common Shares owned jointly with his minor children, (iii) 60,939 restricted Common Shares that vest if the company meets certain performance criteria, (iv) 5,324 restricted Common Shares that vest on January 3, 2012 or earlier if the Company meets certain performance criteria, (v) 1,331 restricted Common Shares which vest on April 1, 2011, (vi) 8,237 restricted Common Shares, 4,118 of which vest on February 24, 2012 and February 24, 2013, (vii) 12,355 restricted Common Shares, 4,118 of which vest on May 21, 2011 and each May 21 thereafter through 2013, (viii) 11,877 restricted Common Shares, 3,958 of which vest on February 23, 2012 and each February 23 thereafter through 2014, and (ix) 25,994 restricted Common Shares, 5,199 of which vest on February 22, 2012 and each February 22 thereafter through 2015. Mr. Dawson has pledged 56,700 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(7)	Includes (i) 41,123 Common Shares issuable upon redemption of Units held directly, (ii) 85,000 Common Shares issuable upon the exercise of stock options that are vested, (iii) 64,700 restricted Common Shares that vest if the Company meets certain performance criteria, (iv) 5,767 restricted Common Shares that vest on January 3, 2012 or earlier if the Company meets certain performance criteria, (v) 1,442 restricted Common Shares which vest on April 1, 2011, (vi) 8,722 restricted Common Shares, 4,360 of which vest on February 24, 2012 and February 24, 2013, (vii) 17,442 13,082 restricted Common Shares, 4,360 of which vest on May 21, 2011 and each May 21 thereafter through 2013, (viii) 12,575 restricted Common Shares, 4,191 of which vest on February 23, 2012 and each February 23 thereafter through 2014, and (ix) 27,523 restricted Common Shares, 5,505 of which vest on February 22, 2012 and each February 22 thereafter through 2016. Mr. Smith has pledged 41,123 Units in connection with a margin loan at a fair market interest rate from Capital One, N.A., which is an 11% participant in the Company’s corporate credit facility. He also has pledged 98,868 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(8)	Includes 32,500 Common Shares issuable upon the exercise of stock options that are vested, (ii) 18,660 restricted Common Shares that vest if the Company meets certain performance criteria, (iii) 2,023 restricted Common Shares that vest on January 3, 2012 or earlier if the Company meets certain performance criteria, (iv) 550 restricted Common Shares which will vest April 1, 2011, (v) 2,423 restricted Common Shares, 1,211 of which will vest February 24, 2012 and February 24, 2013, (vi) 3,634 restricted Common Shares, 1,211 of which vest on May 21, 2011 and each May 21 thereafter through 2013, (vii) 3,493 restricted Common Shares, 1,164 of which vest on February 23, 2012 and each February 23 thereafter through 2014 and (viii) 7,645 restricted Common Shares, 1,529 of which vest on February 22, 2012 and each February 22 thereafter through 2016.

(9)	Includes 20,000 Common Shares issuable upon the exercise of stock options that are vested, (ii) 12,629 restricted Common Shares that vest if the Company meets certain performance criteria, (iii) 1,859 restricted

Common Shares that vest on January 3, 2012 or earlier if the Company meets certain performance criteria, (iv) 465 restricted Common Shares which will vest on April 1, 2011, (v) 1,455 restricted Common Shares, 726 of which will vest February 24, 2012 and February 24, 2013, (vi) 2,181 restricted Common Shares, 726 of which vest on May 21, 2011 and each May 21 thereafter through 2013, and (vii) 2,096 restricted Common Shares, 698 of which vest on February 23, 2011 and each February 23 thereafter through 2014 and (viii) 4,587 restricted Common Shares, 917 of which vest on February 22, 2012 and each February 22 thereafter through 2016.

(10)	Includes 3,379 restricted Common Shares that vest on May 20, 2011. Mr. Arnold has pledged 12,968 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(11)	Includes 3,379 restricted Common Shares that fully vest on May 20, 2011.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The Company had 49,921,752 Common Shares outstanding as of December 31, 2010. To the Company’s knowledge, based upon information available to the Company, beneficial owners of more than 5% of the Company’s Common Shares as of December 31, 2010, are as follows:

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

The Vanguard Group, Inc.	4,728,630	(1)	9.47%
Vanguard Fiduciary Trust Company
100 Vanguard Blvd.
Malvern, PA 19355
Prudential Financial, Inc.	3,157,079	(2)	6.32%
751 Broad Street
Newark, NJ 07102
AEW Capital Management, L.P.	3,017,996	(3)	6.05%
AEW Capital Management, Inc.
World Trade Center East
Two Seaport Lane
Boston, MA 02110
T. Rowe Price Associates, Inc.	3,014,518	(4)	6.04%
100 East Pratt Street
Baltimore, MD 21202
BlackRock, Inc.	3,010,450	(5)	6.03%
40 East 52nd) Street
New York, NY 10022
Vanguard Specialized Funds — Vanguard Index Fund	2,560,996	(6)	5.13%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on or about February 10, 2011, by The Vanguard Group, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 73,321 Common Shares, sole dispositive power over 4,655,309 Common Shares and shared dispositive power (with Vanguard Fiduciary Trust Company, its wholly owned subsidiary) over 73,321 Common Shares.

(2)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2011, by Prudential Financial, Inc. The Schedule 13G indicates that the reporting entity is a parent holding company with sole voting power over 327,177 Common Shares , shared voting power over 531,508 Common Shares, sole dispositive power over 327,177 Common Shares and shared dispositive power over 2,829,902 Common Shares.

(3)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011, by AEW Capital Management, L.P. and AEW Capital Management, Inc. The Schedule 13G indicates that the reporting entity has sole voting power over 2,498,996 shares and sole dispositive power over 3,017,996 shares.

(4)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011, by T. Rowe Price Associates, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 992,118 Common Shares and sole dispositive power over 3,014,518 Common Shares.

(5)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2011, by BlackRock, Inc. The Schedule 13G indicates that the reporting entity is a parent holding company or control person with the sole voting power over 3,010,450 Common Shares and sole dispositive power over 3,010,450 Common Shares.

(6)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on or about February 10, 2011, by Vanguard Specialized Funds — Vanguard REIT Index Fund. The Schedule 13G indicates that the reporting entity is an investment company with sole voting power over 2,560,996 Common Shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent in accordance with the Company’s criteria.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement with management and, based on that review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE
R. Michael McCullough, Chairman
Richard B. Chess
Alan G. Merten

March 30, 2011

The foregoing report does not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

We are a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region. Generally, we seek to acquire properties that can benefit from active property management to increase their profitability and value. The industry and market in which we compete for acquisitions, personnel and capital are highly competitive and require a highly qualified executive management team with strong vision and operational skills.

The Compensation Committee of our Board of Trustees (which we refer to as the “Compensation Committee” or “Committee” in this section of our proxy statement) is responsible for designing and administering policy, on an annual basis, with respect to the compensation of our named executive officers, including determining and approving base salaries, short-term incentive awards, performance-based incentives, restricted stock and option awards, deferred compensation, and change in control arrangements. The Compensation Committee also administers equity compensation for all employees under the 2003 Equity Compensation Plan, as amended (the “2003 Plan”) and the 2009 Equity Compensation Plan, as amended (the “2009 Plan”).

The goal of the executive compensation program is to encourage an ownership mentality among our executive officers that will closely align the executive officers’ interests with those of our shareholders by providing a compensation package that is in part stock based. The Compensation Committee will consider total compensation relative to Company performance and will view Company performance in light of external measures, such as total shareholder return (“Total Return”), and internal measures, such as funds from operations (“FFO”) as compared to our peer group. Under our executive compensation program, all short-term and most long-term incentive compensation awards historically have been performance based. The short-term incentive awards look back to performance during the plan year and the long-term incentive awards historically have vested primarily based on performance measures. Accordingly, our executive officers have the opportunity to earn compensation at the higher end of their compensation range for performance that exceeds pre-established corporate goals, and below the median for performance that fails to meet our corporate goals. While it is anticipated that short-term awards will continue to be performance based, for accounting reasons and as discussed in more detail below under “Long-Term Incentive Awards,” in 2011 the Compensation Committee decided that all long-term incentive awards for the 2011 plan year will vest ratably over five years. This treatment of long-term incentive awards is in line with compensation practices among the Company’s peers.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer, Chief Financial Officer and the three most highly compensated officers other than the Chief Executive Officer and the Chief Financial Officer during the 2010 fiscal year, each of whom is listed in the Summary Compensation Table beginning on page 33, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to:

•	Provide a total compensation package that is competitive with those provided by members of our peer group and appropriate to each named executive officer’s experience, responsibilities and performance;

•	Motivate our named executive officers to attain our Company’s goals by tying a significant portion of executive compensation to our achievement of pre-established short- and long-term financial objectives and the executive’s individual contributions to the achievement of those objectives;

•	Instill an ownership mentality by providing long-term incentives that align the interests of our named executive officers with those of our shareholders and further the goals of executive retention; and

•	Attract and retain highly qualified named executive officers.

To accomplish these objectives, we use the five elements discussed below in setting total executive compensation for the named executive officers: base salary, short-term incentive awards, long-term incentive awards, benefits and severance benefits.

Process for Setting Executive Compensation

The Compensation Committee of our Board of Trustees is responsible for designing and administering our executive compensation program and for setting the compensation of our Chief Executive Officer, Mr. Donatelli, and those named executive officers who report directly to him, Messrs. Smith, Bass, Dawson and Bonder.

Compensation Consultant.  Since 2005, the Compensation Committee has retained Mercer Human Resource Consulting (“Mercer”) to assist with compensation plan design, to review and identify our appropriate peer group companies, and to assist us in determining the appropriate compensation levels for our named executive officers. Mercer is retained by the Compensation Committee and reports solely to the Committee for all services related to executive compensation. Neither Mercer nor any of its affiliates provides any services or products to the Company or management without the approval of the Chair of the Committee. To date, no such other services or products are provided to us.

Process.  At the request of the Committee, Mercer annually provides Mr. Donatelli and the Compensation Committee with a compensation survey of the Company’s peer group and other relevant market data and alternatives to consider when making compensation decisions for the named executive officers. The assigned consultant from Mercer generally attends meetings of the Compensation Committee. The Chairman of the Compensation Committee, Mr. McCullough, makes specific recommendations to the Compensation Committee regarding the three components of Mr. Donatelli’s annual compensation: base salary, cash short-term incentive awards, and long-term incentive awards. Mr. Donatelli makes specific annual compensation recommendations to the Compensation Committee regarding the three components of each of the executive officers who report directly to him. Mr. Donatelli then meets with the Compensation Committee and Mercer in the first quarter of the year to analyze the Company’s results in the preceding year and to discuss his recommendations and provide further insight and details of each executive’s performance. The Committee then meets with Mercer and later in executive session to perform an analysis of Messrs. McCullough and Donatelli’s recommendations and to determine each executive’s total compensation based on the policies and considerations described in this CD&A. The independent trustees of the Board of Trustees authorize and approve the compensation of the CEO after considering the recommendation of the Compensation Committee. In making its decisions with respect to each element of executive compensation, the Compensation Committee takes into consideration the impact of the total value of these elements for each executive and all executives as a group, as well as the accounting and tax impact of the elements on the Company and each executive.

Peer Group.  In making compensation decisions, the Compensation Committee also reviews the potential total compensation package for each of the named executive officers against a pre-selected peer group consisting of seven other publicly-traded REITs, which the Compensation Committee determined were reasonably comparable to our Company in the second quarter of 2010. The peer group selection process is conducted annually and begins by looking at all public equity REITs and dividing them into three categories: asset type, revenue and market cap, and geography. Because so few REITs focus on office and industrial properties, the Compensation Committee considers REITs outside of the asset type group. Peers also are required to meet the criteria of being one-half to two times the size of the Company in terms of revenue. The group may be modified further based on a number of other factors, including comparable compensation and peer performance, plan design, and other changes in the operation of the peer companies. In 2010, the Compensation Committee considered candidates for the peer group and decided to retain eight of the thirteen peer group companies from 2009. The largest and smallest REITs, including American Campus Communities, American Communities Properties Trust, BioMed Realty Trust, Corporate Office Properties Trust and Washington Real Estate Investment Trust, were removed from the peer group. The following companies comprised the final peer group for 2010:

•	Acadia Realty Trust

•	Cedar Shopping Centers Inc

•	Eastgroup Properties

•	Education Realty Trust, Inc.

•	Hersha Hospitality Trust

•	Kite Realty Group Trust

•	PS Business Parks

Generally, the Compensation Committee sets base salaries for the named executive officers near the median of compensation paid to members of the peer group, while allowing for variations that might result from the experience or past performance of the individual executive. Total compensation may lead or lag the peer group based on achievement of goals outlined in each named executive officers incentive plan.

Executive Compensation Components

For the fiscal year ended December 31, 2010, the principal components of compensation for the named executive officers were:

•	base salary;

•	short-term incentive awards;

•	long-term equity incentive awards;

•	benefits; and

•	severance and other similar benefits payable upon termination or a change in control.

The following provides an overview of our approach to each of the above elements and an analysis of the executive compensation paid to the CEO and the other named executive officers under each element for the 2010 fiscal year.

Base Salary

Policy and Process.  Base salary, which under our compensation program is market-derived and market-driven, represents the fixed component of our executive compensation program. Base salary is paid in cash and is targeted, depending on position, to be approximately 30%-40% of total annual compensation for each of the named executive officers. The actual percentage will vary from year to year based on performance within that year. Because the primary goal of our executive compensation program is to instill an ownership mentality in the named executive officers, the base salary component constitutes a relatively small percentage of total compensation. On an annual basis, the Compensation Committee aligns the base salary of each of the named executive officers to an amount approximately equal to the median base salary paid to similarly situated executives of the peer group companies. Median base salaries are established through an analysis performed by Mercer of the base salaries paid to comparable executives in our peer group. In making its final determination of the base salary to be paid to an executive officer, the Compensation Committee also takes into consideration the responsibilities and individual performance of the executive officer, the contribution of the executive officer to the achievement of Company goals, the experience of the executive officer and, for all but the Chief Executive Officer, the Chief Executive Officer’s recommendations. The Compensation Committee reviews and establishes base pay during the first quarter of each year, after reviewing year end performance statistics for our Company.

2010 and 2011 Base Salaries.  In February 2010, the Compensation Committee approved base salary increases of approximately 2% for each of the named executive officers, effective March 1, 2010. These salaries are detailed in the “Summary Compensation Table” on page 33. In February 2011, the Compensation Committee approved the following base salaries for the named executive officers, effective March 1, 2011: Mr. Donatelli $475,000 (19% increase); Mr. Bass $300,000 (9% increase); Mr. Dawson $300,000 (7% increase); Mr. Smith $310,000 (9% increase) and Mr. Bonder $275,000 (7% increase). In accordance with SEC regulations, 2011 base salaries are not included in the Summary Compensation Table on page 33 but will be included in the Summary Compensation Table for our 2012 proxy statement. The 2011 increases were based on individual merit and the

Company’s high performance in 2010 and were compared against peer group data to ensure alignment with the previously stated goals. Mr. Donatelli’s 2011 increase also reflects an adjustment to the median base salary for other CEO’s in the Company’s compensation peer group market. In recommending this increase to the Board of Trustees, the Compensation Committee considered that for several years Mr. Donatelli’s base salary has lagged significantly in comparison to peers at similar sized companies, despite his excellent performance as Chairman and CEO.

Short-Term Incentive Awards

Policy and Process.  Short-term incentive awards are performance-based and at-risk, payable in cash and, at target, account for approximately 20%-25% of the total annual compensation opportunity for each of the named executive officers. Short-term incentive awards are tied to annual goals established by the Compensation Committee that are designed to encourage our executives to pursue strategies that will inure to the benefit of our Company and shareholders in both the short- and long-term. These short-term incentive awards are intended to reward high-performing executives whose contributions improve the operational performance of our existing portfolio and the Company and generate new business opportunities and investments, all of which create shareholder value. In turn, the Compensation Committee intends for these attractive short-term incentives to continue to promote the continuity of management. Each year, the Compensation Committee reviews and establishes a target annual incentive award and performance goals for each of the named executive officers for the coming year. In determining the appropriate target annual incentive award for 2010, the Compensation Committee considered (i) the recommendations of our Chief Executive Officer and (ii) the recommendations of Mercer with regard to peer practice. Performance goals are typically established by the Compensation Committee during the first quarter of the fiscal year to which they pertain. The Compensation Committee typically determines during the first quarter following the fiscal year end to which such award pertains, and, after a review of our Company’s and the executive’s actual performance, the actual amount of the annual incentive award achieved by the named executive officer. For 2010, annual cash incentive awards were awarded based on results in the following three performance categories: (i) a corporate performance component; (ii) a qualitative departmental/functional component; and (iii) a qualitative individual performance component. In accordance with our executive compensation program goal of instilling an ownership perspective in the named executive officers, a substantial weighting is given to the corporate performance component and achievement of objective performance criteria, 60% weighting for Mr. Donatelli and 40% for all other named executive officers. The departmental component has a 0% weighting for Mr. Donatelli, who is responsible for the entire Company and does not supervise a department, and 40% for all other named executives officers. The individual component has a 40% weighting for Mr. Donatelli and a 20% weighting for all other named executive officers who participate in the short-term incentive plan.

The Compensation Committee established the following performance goals and incentive targets for its named executive officers for fiscal 2010:

•	for the Chief Executive Officer, the target payment for each of the two components of his short-term incentive plan (corporate and individual) is 50% of base salary and target-plus achievement of the two components will pay up to 100% of base salary. The incentive payment the Committee may recommend for achievement of the two components that qualify as over-performance is within the discretion of the Committee; and

•	for all other executive officers who participate in the short-term incentive plan, the target payment for each component of their short-term incentive plan (corporate, departmental, and individual) is 40% of base salary and target-plus achievement of each component will pay up to 80% of base salary. The incentive payment for achievement of the two components that qualify as over-performance is within the discretion of the Committee.

During the first quarter of 2011, actual results under the performance measures for the corporate performance component were determined and are set forth below against the goals established by the Compensation Committee for the 2010 fiscal year:

Elements of Corporate Performance:	Goal		Actual

FFO/Share(1)		$1.20	$1.20
Tenant Retention		>70%	78%
Leasing Activity: New Leases		850,000 sf	878,800 sf
Leasing Activity: Renewal Leases		1,400,000 sf	1,328,000 sf
Acquisition & Disposition Volume		$100 M	$577 M
Financing Transactions		$150 M	$505M
Absolute TSR(2)	$	>10%	$40%
TSR v. Peer Group(2)		Top 25%	Top 5%

(1)	The Company defines FFO, or Funds From Operations, as net income (loss) before minority interests (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures and excluding gain on sale of property. This definition is consistent with the definition of FFO adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). The Company presents FFO per diluted share calculations based on the outstanding diluted common shares of the Company plus outstanding Units.

(2)	The Company ranked in the top five percent (5%) of all companies in its peer group with respect to total shareholder return (TSR) during 2010. Total shareholder return is calculated as (i) the sum of (a) the cumulative amount of dividends paid per share in 2010, assuming the reinvestment of dividends in common stock of the Company and (b) an amount equal to (x) the closing price of a share of common stock on the last trading day of the year, minus (y) the closing price of a share of common stock on the first trading day of the year, divided by (ii) the closing price of a share of common stock on the first trading day of the year.

In February 2011, after reviewing on a collective basis the actual results versus established goals for each of these corporate performance component measures, the Compensation Committee determined that the overall corporate performance was exceptional and merited achievement above target-plus for 2010. As a result, the Committee determined that Messrs. Donatelli, Bass, Dawson, Smith and Bonder received 125% of the Target-Plus Award for the corporate performance component.

For the departmental component of the short-term incentive plan, each executive’s results were measured against goals set by Mr. Donatelli in the first quarter of the fiscal year. Awards for departmental results varied among the executives and, accordingly, the Compensation Committee determined that Messrs. Bass, Dawson, Smith and Bonder had achieved goals between Target Plus and Over Performance. As a result, Mr. Bass was awarded 118% of the Target Plus Award in recognition of the successful refinancing of corporate debt, strategic equity offerings and notes repurchase programs, and successful management of the Company’s balance sheet; Mr. Dawson was awarded 100% of the Target Plus Award in recognition of the achievement of aggressive leasing, net absorption, and occupancy goals; Mr. Smith was awarded 150% of the Target Plus Award in recognition of the high volume of acquisitions achieved, the majority of which were achieved in off-market transactions; and Mr. Bonder was awarded 93% of the Target Plus Award in recognition of his contributions to various corporate, joint venture and acquisition transactions and reduced risk and cost in legal operations. Under our short-term incentive plan, Mr. Donatelli is not measured under the departmental component.

For the individual component of our short-term incentive plan, the Compensation Committee considers various subjective elements or measures, including the executive’s effectiveness of leadership, quality of work, contribution toward achievement of the Company’s strategic plans and teamwork. Based on their subjective perception of such elements and measures, the Compensation Committee awarded the named executive officers the following awards: Mr. Bass received 112% of the Target Plus Award, Mr. Dawson received 94% of the Target Plus Award, Mr. Smith received 150% of the Target Plus Award, and Mr. Bonder received 94% of the Target Plus Award. Mr. Donatelli received 102% of the Target Plus Award available under this component in recognition of strong leadership and exceptional execution during the plan year. This component generally takes into consideration subjective elements or measures, including, effectiveness of leadership, quality of work, contribution toward achievement of the Company’s strategic plans and teamwork.

The above outlined percentages combined to provide the following annual short-term incentive awards to the named executive officers for 2010: Mr. Donatelli: $460,000 (116% of base salary), Mr. Bass: $264,000 (96% of base salary); Mr. Dawson: $245,000 (88% of base salary); Mr. Smith: $320,000 (112% of base salary); and Mr. Bonder $220,000 (85% of base salary). The Committee believes these amounts reflect the exceptional performance of this executive team in 2010, growing the Company substantially without sacrificing profitability, financial conservatism, or shareholder return.

Long-Term Incentive Awards

Policy and Process.  The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentive awards are the component of executive compensation best suited to promote executive retention and closely align the interests of the named executive officers with our shareholders’ interests because their value over time is directly linked to the market price of our common shares. Long-term incentive awards, accordingly, constitute the highest percentage of any of the executive compensation components paid to the named executive officers.

In past years, it was the Compensation Committee’s policy that a portion of each named executive’s restricted share award be subject to performance-based vesting. For example, in 2006, 2008, 2009 and 2010, 50 — 60% of each executive’s award was subject to performance-based vesting and 40-50% vested ratably over four years. In 2007, 100% of each executive’s award was performance-based. However, after further review, the Compensation Committee determined in February 2011 that the accounting rules applicable to performance-based awards have required the Company to incur unnecessary expense in recent years. This cost was incurred in three instances over the last two years when tranches of performance-based awards were forfeited. The Company is required to continue to expense the awards, and accounting rules do not allow the Company to reverse the expense when the awards are forfeited. For theses reasons, the Compensation Committee has determined to move the Company’s practices more in line with its peers and decided that all long-term incentive awards for the 2011 plan year will time-vest ratably over five years. All long-term incentive awards are subject to forfeiture if the recipient leaves the Company prior to vesting.

Long-term incentive awards are provided primarily in the form of restricted common share grants under the Plan and, at target, will generally account for, depending on position, approximately 35%-50% of the total annual compensation paid to the named executive officers. Generally, as is common practice among REITs, the named executive officers have the right to vote and receive dividends on the outstanding unvested restricted common shares granted to them under the Plan. The form of the long-term incentive award is a set dollar amount for each participant to better ensure that the amount of compensation paid under this component will be consistent from year to year.

Awards for 2010.  Two restricted stock awards were made to the named executive officers in 2010. On February 23, 2010, the Compensation Committee approved time-vesting awards under the 2009 Plan as follows: Mr. Donatelli, 24,218 restricted shares ($325,000); Mr. Bass, 15,835 restricted shares ($212,500); Mr. Dawson, 15,835 restricted shares ($212,500); Mr. Smith, 16,766 restricted shares ($225,000); and Mr. Bonder, 11,177 restricted shares ($150,000). The size of the awards were determined in light of the 2010 total annual compensation package for each named executive officer and long-term incentive awards provided to similarly situated executives of the peer group companies. All awards are subject to a restricted common share award agreement that provides for ratable vesting under which one-fourth of the shares vest on each of the first through fourth anniversaries of the grant date.

In addition, the Compensation Committee approved the following performance-vesting restricted stock awards on February 23, 2010: Mr. Donatelli, 24,218 restricted shares ($325,000); Mr. Bass, 15,853 restricted shares ($212,500); Mr. Dawson, 15,853 restricted shares ($212,500); Mr. Smith, 16,766 restricted shares ($225,000); and Mr. Bonder, 11,177 restricted shares ($150,000). The sizes of the awards were determined in light of the 2010 total annual compensation package for each named executive officer and long-term incentive awards provided to similarly situated executives of the peer group companies. All awards are subject to a restricted common share award agreement that provides for ratable vesting based on the attainment of certain performance goals. Pursuant to the agreement:

•	25% of the shares will vest on the day on which the Total Return (as defined below) for the period commencing February 23, 2010 equals at least 40% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied by February 23, 2016;

•	25% of the shares will vest on the day on which the Total Return for the period commencing February 23, 2010 equals at least 50% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied by February 23, 2017;

•	25% of the shares will vest on the day on which the Total Return for the period commencing February 23, 2010 equals at least 65% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied by February 23, 2019; and

•	the remaining 25% of the shares will vest on the day on which the Total Return for the period commencing May 21, 2010 equals at least 80% for ten consecutive business days, provided, however that such shares shall be forfeited if this condition is not satisfied by February 23, 2020.

Total Return means the appreciation in the price of our common shares on the New York Stock Exchange plus any distributions made by us to our shareholders. Pursuant to these agreements, the executive officers will have the right to vote and receive dividends on the outstanding unvested restricted common shares.

Awards for 2011.  As discussed above, one restricted stock award was made to the named executive officers on February 22, 2011. The size of the awards were determined in light of the 2011 total annual compensation package for each named executive officer and long-term incentive awards provided to similarly situated executives of the peer group companies. The Compensation Committee approved time-vesting awards under the 2009 Plan as follows: Mr. Donatelli, 39,755 restricted shares ($650,000); Mr. Bass, 25,994 restricted shares ($425,000); Mr. Dawson, 25,994 restricted shares ($425,000); Mr. Smith, 27,523 restricted shares ($450,000); and Mr. Bonder, 18,349 restricted shares ($300,000). All awards are subject to a restricted common share award agreement that provides for ratable vesting under which one-fifth of the shares vest on each of the first through fifth anniversaries of the grant date.

We have not granted any stock option awards to any of the named executive officers since January 2005 or any of our trustees since 2003. All stock options previously issued to named executive officers have fully vested.

Retirement and Other Benefits.  Benefits are established based upon a determination of what is needed to aid in attracting and retaining a talented and motivated work force. The Compensation Committee does not view benefits and perquisites for the named executive officers as a key component of our executive compensation program. The named executive officers participate in benefit plans on substantially the same terms as our other participating employees and their total value remains a negligible percentage of each named executive officer’s base salary. The Compensation Committee may revise, amend or add to the benefits and perquisites made available to the named executive officers in the future if it deems advisable. Certain other benefits are described below.

We provide retirement benefits to the named executive officers under the terms of our tax-qualified 401(k) plan. The named executive officers may participate in the plan on substantially the same terms as our other participating employees. We make a matching contribution on behalf of each participant equal to the first 6% of compensation contributed to the plan by the participant up to the federally mandated maximum. We do not maintain any defined benefit or supplemental retirement plans. As is generally typical for REITs, we pay dividends on unvested restricted stock.

Other than a $12,000 annual vehicle allowance for Mr. Dawson, we provide no perquisites or other personal benefits to the named executive officers. We provide the following benefits to all employees of the Company: parking at our corporate offices, 401(k) employer match, and group life insurance premiums. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Severance Benefits Payable Upon Termination of Employment or a Change in Control.  In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the named executive officers with severance protection. In conjunction with our initial public offering in 2003, the Company entered into employment and non- compete agreements with four of the named executive officers, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson. This was done to encourage the executive management team to remain in place and, conversely, provide severance protection to the executive management team that was taking the Company public. The terms of the employment agreements were reviewed by outside counsel for the Company and the underwriters, approved by the Board of Trustees, and publicly disclosed. The Company entered into an identical employment agreement with Joel F. Bonder, Executive Vice President and General Counsel of the Company, as of January 4, 2005, the date of his employment.

The employment agreements also provide that if payments become due as a result of a change in control and excise tax is imposed by Internal Revenue Code, the Company is required to gross up payments to the execute for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment. The terms of and level of potential payments under the employment agreements are reviewed annually by the Compensation Committee in connection with the Section 280G calculation performed by Ernst & Young LLP and were reviewed in 2008 by Mercer and special legal counsel to the Committee. Following review, these agreements were amended in December 2008 to reflect the requirements of Section 409A of the Internal Revenue code of 1986, as amended (the “Code”), and the treasury regulations and related guidance promulgated thereunder, to provide additional flexibility with regard to organizational structure and other changes as follows: Section 409A amendments: (i) Section 2.1(c) of the Employment Agreements was amended to require that any release must be signed by the executive within a specific, not indefinite, period of time after the severance event, (ii) Section 2.1(c) was amended to disallow discretion for the Company or an executive to change between lump-sum and installment forms of severance, and (iii) Section 2.7(c) was amended to require that payment of severance that exceeds an amount specified under Section 409A (currently $460,000) be deferred for six months following termination of employment, and (iv) a new Section 17 was added to show intent to comply with Section 409A. Other changes: (i) Section 2.7(a)(i) was amended to include indictment for a felony in the definition of “for cause” termination, (ii) Section 2.7(a)(ii) was amended to delete the word “intentionally” in connection with an executive’s failure to substantially perform reasonably assigned material duties, (iii) Section 2.7 (c) was amended to include a paragraph modifying the definition of “good reason” so that, in combination with language in Section 1.2, future corporate restructuring on the executive level is possible, and (iv) Section 3(a) of Exhibit B was amended to change the scope of non-competition agreements to include any additional locations in which the Company is doing business.

See “Employment Agreements” below and “Potential Payments Upon Termination or a Change of Control” below for complete details of severance benefits payable upon termination or change in control.

Share Ownership Guidelines

The named executive officers are not formally required to achieve or maintain any particular level of share ownership in our Company. However, as shown in the “Share Ownership of Trustees and Executive Officers” table on page 19, we believe each named executive officer maintains a significant beneficial ownership position in the Company.

Tax Deductibility of Executive Compensation

In general, Section 162(m) of the Code places a limit on the amount of compensation that may be deducted annually on the Company’s tax return with respect to certain of its named executive officers. Compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders is not subject to this limit. Our 2003 Plan and 2009 Plan are qualified so that performance-based restricted share awards granted to the named executive officers are not subject to the compensation deduction limitations described above. Time-based awards are subject to the compensation deduction limitations. The Company has determined, however, that compensation paid to the Company’s executive officers by its Operating Partnership or a subsidiary of the Operating Partnership should not be subject to the deduction limit. Since we qualify as a REIT under the Internal Revenue Code and are generally not subject to federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of

Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to shareholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of shareholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Compensation paid to the Company’s executive officers by the Company in prior years either has been “performance based” (and deductible without regard to the Section 162(m) limit), or has entitled the Company to deductions that are below the Section 162(m) limit.

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes and the “Compensation Discussion and Analysis” beginning on page 24. We summarize below the compensation paid or accrued for the fiscal year ended December 31, 2010 to each of our named executive officers:

							Change in
							Pension
							Value and
						Non-Stock	Nonqualified
Name &				Stock	Option	Incentive Plan	Deferred	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation	Compensation(5)	Total

Douglas Donatelli	2010	$397,800	$0	$624,790	$0	$460,000	$0	$174,290	$1,656,880
Chairman and CEO	2009	$390,000	$0	$900,560	$0	$365,625	$0	$155,610	$1,811,795
	2008	$340,000	$0	$396,045	$0	$227,800	$0	$115,150	$1,078,995
Barry Bass	2010	$275,000	$0	$408,517	$0	$264,000	$0	$125,621	$1,073,138
EVP and Chief	2009	$270,000	$0	$588,846	$0	$205,200	$0	$113,531	$1,177,577
Financial Officer	2008	$260,000	$0	$258,958	$0	$158,600	$0	$82,393	$759,951
Nicholas Smith	2010	$285,000	$0	$432,546	$0	$320,000	$0	$128,936	$1,166,482
EVP and Chief	2009	$280,000	$0	$623,464	$0	$176,400	$0	$117,235	$1,197,099
Investment Officer	2008	$270,000	$0	$274,174	$0	$173,475	$0	$87,160	$804,809
James Dawson	2010	$280,000	$0	$408,517	$0	$245,000	$0	$127,570	$1,061,087
EVP and Chief	2009	$275,000	$0	$588,846	$0	$203,500	$0	$113,310	$1,180,656
Operating Officer	2008	$260,000	$0	$258,958	$0	$197,600	$0	$85,393	$801,951
Joel Bonder	2010	$258,000	$0	$288,326	$0	$220,000	$0	$88,987	$855,313
EVP and	2009	$253,000	$0	$415,643	$0	$187,220	$0	$78,839	$934,702
General Counsel	2008	$243,000	$0	$170,470	$0	$159,165	$0	$52,965	$625,600

(1)	Discretionary or subjectively determined bonus payments to the named executive officers.

(2)	In accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant date fair value of awards granted to our named executive officers during the relevant year based upon the probable outcome of performance conditions with respect to certain performance-based awards. Assumptions used in the calculation of these amounts are included in Footnote 14 to the Company’s audited financial statements for the years ended December 31, 2008 and 2009 and in Footnote 16 to the Company’s audited financial statement for the year ended December 31, 2010, included in the Company’s Annual Reports on Form 10-K filed with the SEC.

(3)	The Company did not grant options to the named executive officers in 2008, 2009 and 2010.

(4)	Cash short-term performance-based incentive awards paid to the named executive officers in connection with the Company’s short-term non-equity incentive plan. For a discussion of the plan criteria, see “Compensation Discussion and Analysis — Executive Compensation Program Components — Short-Term Incentive Awards” above.

(5)	This amount represents compensation associated with the vesting of various restricted share awards during 2010 and dividends earned on unvested restricted shares issued under the Company’s 2003 Plan and 2009 Plan, as well as the following other benefits provided to all employees of the Company: 401(k) employer matching contributions, parking at our corporate offices and group life insurance premiums. The following amounts were paid as dividends on unvested restricted shares during 2010: Mr. Donatelli, $142,481; Mr. Bass, $93,812; Mr. Smith, $99,674; Mr. Dawson, $93,812; and Mr. Bonder, $60,708. Mr. Dawson also receives a $12,000 annual vehicle allowance. See “Option Exercises and Stock Vested” table on page 36.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the named executive officers during the fiscal year ended December 31, 2010.

										All Other
										Option
									All Other	Awards:	Exercise	Grant Date
		Estimated Possible Payouts			Estimated Future Payouts				Stock Awards:	Number of	or Base	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive Plan				Number of	Shares	Price of	of Stock
		Plan Awards			Awards				Shares of	Underlying	Option	and Option
		Threshold	Target	Max	Threshold	Target		Max	Stock(3)	Options	Awards	Awards(4)
Name	Grant Date	($)	($)	($)	(#)	(#)		(#)	(#)	(#)	($/Sh)	($)

Douglas Donatelli		198,900	397,800	(1)
	2/23/10								24,218	0		$325,006
	2/23/10					24,218	(2)			0		$299,784
Barry Bass		110,000	220,000	(1)
	2/23/10								15,835	0		$212,506
	2/23/10					15,835	(2)			0		$196,011
Nicholas Smith		114,000	228,000	(1)
	2/23/10								16,766	0		$225,000
	2/23/10					16,766	(2)			0		$207,546
James Dawson		112,000	224,000	(1)
	2/23/10								15,835	0		$212,506
	2/23/10					15,835	(2)			0		$196,011
Joel Bonder		103,000	206,000	(1)
	2/23/10								11,177	0		$149,995
	2/23/10					11,177	(2)			0		$138,331

(1)	Actual non-equity incentive plan awards for Messrs. Donatelli, Bass, Smith, Dawson and Bonder for plan year 2010 were approved by the Compensation Committee on February 22, 2011 and paid on March 9, 2011. The Company’s executive compensation plan provides for a target payout of 40-50% of base salary and a target plus payout of 80-100% of base salary. Payout above target plus, or outperformance, under the non-equity incentive plan awards is not limited, is entirely within the discretion of the Compensation Committee and, therefore, not determinable. Actual awards for 2010 performance that were made in 2011 are shown in the Summary Compensation Table above and were as follows: Mr. Donatelli: $460,000, Mr. Bass: $264,000, Mr. Smith: $320,000, Mr. Dawson: $245,000 and Mr. Bonder: $220,000. For additional information, see “Compensation Discussion and Analysis — Executive Compensation Program Components — Short-Term Incentive Awards” above.

(2)	Represents the number of shares that may be earned if the Company meets certain financial performance goals. See “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Incentive Awards” above for a discussion of these conditions. The vesting of restricted shares will accelerate based on the occurrence of certain other triggering events. See “Executive Compensation — Employment Agreements” below.

(3)	Time-vesting restricted stock awards.

(4)	Amounts represent the fair value of restricted share awards on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table lists the restricted common shares and options to purchase our common shares awarded to our named executive officers that are unvested and outstanding as of December 31, 2010. Performance-based restricted stock awards are reflected in the table below at target payout amounts. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan Awards:
								Equity	Market or
			Equity					Incentive	Payout
			Incentive					Plan Awards:	Value of
			Plan Awards:				Market	Number of	Unearned
	Number of	Number of	Number of			Number of	Value of	Unearned	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Units or
	Underlying	Underlying	Underlying			Units or	Units of	or Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested(1)	Vested	Vested(1)
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Douglas Donatelli(2)	150,000	—	—	15.00	9/17/2013	—	—	—	—
	15,000	—	—	18.70	5/17/2014	—	—	—	—
	—	—	—	—	—	—	—	168,674	2,837,097
Barry Bass(3)	45,000	—	—	15.00	9/17/2013	—	—	—	—
	7,500	—	—	18.70	5/17/2014	—	—	—	—
								111,068	1,868,164
Nicholas Smith(4)	75,000	—	—	15.00	9/17/2013	—	—	—	—
	10,000	—		18.70	5/17/2014	—	—	—	—
								118,011	1,984,971
James Dawson(5)	40,000	—	—	15.00	9/17/2013	—	—	—	—
	7,500	—	—	18.70	5/17/2014	—	—	—	—
								111,068	1,868,164
Joel Bonder(6)	50,000	—	—	22.42	1/4/2015	—	—	—	—
								71,613	1,204,530

(1)	Value is determined by multiplying the number of unvested restricted shares by $16.82, the closing sale price for our Common Shares on December 31, 2010, the last trading day of the year.

(2)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2005 Award. 7,764 shares on January 3, 2012 or earlier if the Company meets certain performance criteria; (2) 2006 Award. 6,988 shares if the Company meets certain performance criteria, (3) 2007 Award. 1,942 shares which vest on April 1, 2011 and; 7,764 shares if the Company meets certain performance criteria; (4) 2008 Award. 45,391 shares if the Company meets certain performance criteria, (5) 2009 Award. 18,896 shares, 6,298 of which vest on February 24, 2011 and each February 24 thereafter through 2013; 18,896 shares, 6,298 of which vest on May 21, 2010 and each May 21 thereafter through 2013; and 12,597 shares if the Company meets certain performance criteria and (6) 2010 Award. 24,218 shares, 6,054 of which will vest on February 23, 2011 and each February 23 thereafter through 2014; and 24,218 shares if the Company meets certain performance criteria.

(3)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2005 Award. 5,324 shares on January 3, 2012 or earlier if the Company meets certain performance criteria; (2) 2006 Award. 4,792 shares if the Company meets certain performance criteria; (3) 2007 Award. 1,331 shares which vest on April 1, 2011; 5,324 shares if the Company meets certain performance criteria; (4) 2008 Award. 29,679 shares if the Company meets certain performance criteria; (5) 2009 Award. 12,355 shares, 4,118 of which vest on February 24, 2011 and each February 24 thereafter through 2013; 12,355 shares, 4,118 of which vest on May 21, 2011 and each May 21 thereafter through 2013; and 8,238 shares if the Company meets certain performance criteria and (6) 2010 Award. 15,835 shares, 3,958 of which will vest on February 23, 2011 and each February 23 thereafter through 2014; and 15,835 shares if the Company meets certain performance criteria.

(4)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2005 Award: 5,767 shares on January 3, 2012 or earlier if the Company meets certain performance criteria; (2) 2006 Award. 5,192 shares if the Company meets certain performance criteria; (3) 2007 Award. 1,442 shares which vest on April 1, 2011; 5,769 shares if the Company meets certain performance criteria; (4) 2008 Award. 31,424 shares if the Company meets certain performance criteria; 5) 2009 Award. 13,082 shares, 4,360 of which vest on February 24, 2011 and each February 24 thereafter through 2013; 13,082 shares, 4,360 of which vest on May 21, 2011 and each May 21 thereafter through 2013; and 8,721 shares if the Company meets certain performance criteria and (6) 2010 Award. 16,766 shares, 4,191 of which will vest on February 23, 2011 and each February 23 thereafter through 2014; and 16,766 shares if the Company meets certain performance criteria.

(5)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2005 Award. 5,324 shares on January 3, 2012 or earlier if the Company meets certain performance criteria; (2) 2006 Award. 4,792 shares if the Company meets certain performance criteria; (3) 2007 Award. 1,331 shares which vest on April 1, 2011; 5,324 shares if the Company meets certain performance criteria; (4) 2008 Award. 29,679 shares if the Company meets certain performance criteria; (5) 2009 Award. 12,355 shares, 4,118 of which vest on February 24, 2011 and each February 24 thereafter through 2013; 12,355 shares, 4,118 of which vest on May 21, 2011 and each May 21 thereafter through 2013; and 8,238 shares if the Company meets certain performance criteria and (6) 2010 Award. 15,835 shares, 3,958 of which will vest on February 23, 2011 and each February 23 thereafter through 2014; and 15,835 shares if the Company meets certain performance criteria.

(6)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2006 Award. 2,700 shares if the Company meets certain performance criteria, (2) 2007 Award. 750 shares which vest on April 1, 2011; 3,000 shares if the Company meets certain performance criteria, (3) 2008 Award. 19,553 shares if the Company meets certain performance criteria, and (4) 2009 Award. 8,721 shares, 2,907 of which vest on February 24, 2011 and each February 24 thereafter through 2013; 8,721 shares, 2,907 of which vest on May 21, 201, and each May 21 thereafter through 2013; and 5,814 shares if the Company meets certain performance criteria and (6) 2010 Award. 11,177 shares, 2,794 of which will vest on February 23, 2011 and each February 23 thereafter through 2014; and 11,177 shares if the Company meets certain performance criteria.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options, SARs and similar instruments and the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting	Vesting
Name(a)	(#)	($)	(#)	($)(1)

Douglas Donatelli	0	0	60,092	$905,300
Barry Bass	0	0	39,600	$595,942
Nicholas Smith	0	0	42,094	$633,150
James Dawson	0	0	39,600	$595,942
Joel Bonder	0	0	27,006	$408,341

(1)	Value is determined by multiplying the number of restricted shares by the closing sale price for our Common Shares on the dates of vesting.

Employment Agreements

The Company entered into employment agreements with Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson as of October 23, 2003, the date of the Company’s initial public offering, and with Joel

F. Bonder as of January 4, 2005, the date of his employment with the Company. The employment agreements for Douglas J. Donatelli and Nicholas R. Smith were for an initial three-year term and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements for Barry H. Bass and James H. Dawson were for an initial two-year term and the employment agreement with Joel F. Bonder was for an initial term of nine months. Each of these three agreements provides for automatic renewal of one-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. Messrs. Donatelli and Smith’s agreements automatically renewed for two years on October 23, 2010, and Messrs. Bass, Dawson and Bonder’s agreements automatically renewed for one year on October 23, 2010. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the later of (i) the end of the existing employment term or (ii) the date that is equivalent to the automatic renewal term for the executive, unless the employment term is terminated sooner pursuant to the terms of the agreements.

The employment agreements are reviewed annually by the Compensation Committee and were reviewed in 2008 by Mercer and special legal counsel to the Compensation Committee. The agreements were amended on December 19, 2008, primarily to reflect the requirements of current tax regulations, including Section 409 of the Internal Revenue Code (the “Code”), and to provide additional flexibility with respect to the organizational structure of the Company. The following describes the material terms of the employment agreements, as amended (hereinafter referred to as the “employment agreements”).

The employment agreements provide that each executive’s annual base salary is reviewed annually for appropriate increases by the Compensation Committee. Bonuses may be granted in the discretion of the Compensation Committee, and there is no limit on the bonus awardable to any executive in any given year. The agreements provide that the executive officers agree to devote substantially all of their business time to the Company’s operations.

The employment agreements also provided at the time of the Company’s initial public offering that each executive be granted an option on the date of his employment to purchase the Company’s Common Shares at an exercise price of $15.00 per share. The option grants for each executive were as follows: Douglas J. Donatelli, 150,000 Common Shares; Nicholas R. Smith, 75,000 Common Shares; and Barry H. Bass and James H. Dawson, 50,000 Common Shares each. Joel F. Bonder was granted an option on the date of his employment, January 4, 2005, to purchase 50,000 Common Shares at an exercise price of $22.42 per share. Each of these option grants is fully vested and exercisable.

The employment agreements permit the Company to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	the indictment for or conviction of, or a plea of guilty or nolo contendre to, a felony;

•	continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to the Company and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and the Company.

In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include any of the following events or conditions, provided (i) the executive has notified the Company in writing of the existence of such an event or condition within ninety (90) days of the initial existence of the event or condition and (ii) the Company has not remedied the event or condition within thirty (30) days of its receipt of the executive’s notice: a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by the Company. Notwithstanding the preceding, a demotion, material reduction in duties, and material breach of the employment agreement shall not include an executive restructuring approved by the Board of Trustees the result of which the executive is not a direct report of the chief executive officer, provided that any person to whom the executive shall be required to report shall be a direct report of the chief executive officer. Resignation for “good reason” entitles the executive to receive the benefits described below.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and benefit plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

When the executive’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminates Douglas J. Donatelli’s or Nicholas R. Smith’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable in equal installments over the 24-month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay (as described below) for the fiscal year of his termination, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the Company terminates Barry H. Bass’s, James H. Dawson’s or Joel F. Bonder’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to one times the executive’s base salary, payable in equal installments over the 12-month period after the executive’s termination of employment, (ii) a pro ration of the executive’s Incentive Pay, and (iii) payment of premiums for group health coverage during the 12-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event the Company terminates his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii)(A) for Douglas J. Donatelli and Nicholas R. Smith, five years from the effective date of such termination, or (B) for Barry H. Bass, James H. Dawson and Joel F. Bonder, three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay (“Incentive Pay”) is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date. Notwithstanding the foregoing, if at termination of employment an executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six months after the date of such termination of employment. Any benefits which would otherwise be paid to the executive within the first six months will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following the termination of employment.

In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by the Company without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. Barry H. Bass, James H. Dawson and Joel F. Bonder will be entitled to enhanced severance benefits if, within one year after a change in control occurs, their employment is terminated without cause or they terminate on account of good reason. In addition, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Joel F. Bonder will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six-month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one-month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s Incentive Pay, (iii) a pro ration of the executive’s Incentive Pay for the fiscal year of his termination, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. The change in control severance benefits payable to Barry H. Bass, James H. Dawson and Joel F. Bonder are as follows: (i) lump sum severance payment equal to two times the executive’s base salary, (ii) lump sum severance payment equal to two times the executive’s Incentive Pay, (iii) a pro ration of the executive’s Incentive Pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of any termination following such change in control, and (v) payment of premiums for group health coverage during the 24-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities;

•	if we merge into another entity unless the holders of the Company’s voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of the Company’s assets;

•	if we are liquidated or dissolved; or

•	if after the effective date of the employment agreement, new trustees are subsequently elected to the Company’s Board and such trustees constitute a majority of the Company’s Board and have been members of the Company’s Board for less than two years (with certain exceptions).

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require the Company to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment, which is referred to as the 280G Gross Up in the table for Payments Due Upon Change in Control and Termination. Notwithstanding the foregoing, if at termination of employment an executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six months after the date of such termination of employment. Any benefits which would otherwise be paid to the executive within the first six months will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following the termination of employment.

In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Maryland, Virginia, Washington, D.C., West Virginia and any other state or commonwealth in which the Company is doing business or has determined to do business at the date of termination. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of the Company’s operating partnership’s principal customers, encourage any of the Company’s principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to the named executive officers in the event termination or change in control payments would have been triggered under their employment agreements as of December 31, 2010. For further information on the terms of the employment agreements for the named executive officers, see “Executive Compensation — Employment Agreements” above and also the actual employment agreements and the amendment thereto, which are filed as exhibits to our Annual Report on Form 10-K.

Payments Due Upon Termination Without Cause or Resignation for Good Reason(1)

				Non-Equity
				Incentive Plan
		Stock	Option	Compensation	All Other
	Salary	Awards	Awards	Pro-Rata	Compensation	Benefits	Total
Name	($)	($)	($)	($)	($)(4)	($)	($)

Douglas Donatelli(2)	795,600	2,837,059	0	397,800	33,981	31,258	4,095,698
Barry Bass(3)	275,000	1,868,118	0	220,000	23,888	15,629	2,402,635
Nicholas Smith(2)	570,000	1,984,971	0	228,000	24,458	25,149	2,832,578
James Dawson(3)	280,000	1,868,118	0	224,000	24,299	15,629	2,412,046
Joel Bonder(3)	258,000	1,204,530	0	206,000	22,239	12,575	1,703,344

(1)	Pursuant to each executive’s employment agreement, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns and premium payments for benefits are payable in 24 monthly installments in the case of Messrs. Donatelli and Smith and 12 monthly installments in the case of Messrs. Bass, Dawson, and Bonder following termination without cause or resignation for good reason. The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $16.82, the closing price of our Common Shares on December 31, 2010, the last trading day of the year.

(2)	Five years to exercise options after termination.

(3)	Three years to exercise options after termination.

(4)	The Company must provide at least thirty days written notice prior to a termination without cause. Amounts in this column represent payments of base salary and benefits during that period.

Payments Due Upon Termination Due to Disability(1)

				Non-Equity
				Incentive Plan
		Stock	Option	Compensation	All Other
	Salary	Awards	Awards	Pro-Rata	Compensation	Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)

Douglas Donatelli(2)	0	2,837,059	0	397,800	0	0	3,234,859
Barry Bass(3)	0	1,868,118	0	220,000	0	0	2,088,118
Nicholas Smith(2)	0	1,984,971	0	228,000	0	0	2,212,971
James Dawson(3)	0	1,868,118	0	224,000	0	0	2,092,118
Joel Bonder(3)	0	1,204,530	0	206,000	0	0	1,410,530

(1)	Pursuant to each executive’s employment agreement, cash amounts set forth under the “Non-Equity Incentive Plan Compensation” column are payable in 24 monthly installments in the case of Messrs. Donatelli and Smith and 12 monthly installments in the case of Messrs. Bass, Dawson and Bonder following termination due to disability. The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $16.82, the closing price of our Common Shares on December 31, 2010, the last trading day of the year.

(2)	Five years to exercise options after termination.

(3)	Three years to exercise options after termination.

Payments Due Upon Termination Due to Death(1)

				Non-Equity
				Incentive Plan
		Stock	Option	Compensation	All Other
	Salary	Awards	Awards	Pro-Rata	Compensation	Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)

Douglas Donatelli(2)	0	2,837,059	0	397,800	0	0	3,234,859
Barry Bass(3)	0	1,868,118	0	220,000	0	0	2,088,118
Nicholas Smith(2)	0	1,984,971	0	228,000	0	0	2,212,971
James Dawson(3)	0	1,868,118	0	224,000	0	0	2,092,118
Joel Bonder(3)	0	1,204,530	0	206,000	0	0	1,410,530

(1)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $16.82, the closing price of our Common Shares on December 31, 2010, the last trading day of the year.

(2)	Five years to exercise options after termination.

(3)	Three years to exercise options after termination.

Payments Due Upon Change in Control and Termination(1)

				Non-Equity	Non-Equity
				Incentive Plan	Incentive Plan	Extended			Cost of
		Stock	Option	Compensation-	Compensation-	Term of	All Other		280G
	Salary	Awards	Awards(2)	Severance(3)	Pro-Rata	Exercise	Compensation(4)	Benefits	Gross Up	Total
Name	($)	($)	($)	($)	($)	($)	($)(3)	($)(4)	($)(5)	($)

Douglas Donatelli(1)	1,193,400	2,837,059	0	1,193,400	397,800	403,920	67,961	46,887	2,010,014	8,150,441
Barry Bass(1)	550,000	1,868,118	0	440,000	220,000	140,285	47,775	31,258	989,117	4,286,553
Nicholas Smith(1)	855,000	1,984,971	0	684,000	228,000	207,605	48,916	37,724	1,299,934	5,346,150
James Dawson(1)	560,000	1,868,118	0	448,000	224,000	140,285	48,597	31,258	926,089	4,246,347
Joel Bonder(1)	516,000	1,204,530	0	412,000	206,000	149,900	44,478	25,149	784,160	3,342,217

(1)	Pursuant to each executive’s employment agreement, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns are payable, subject to Section 409 of the code in equal bi-weekly installments following the change in control (“CIC”). Other than amounts included in the column “Cost of 280G Gross Up,” the total amount set forth below does not include reimbursement of any excise tax that may be triggered under a CIC. The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $16.82, the closing price of our Common Shares on December 31, 2010.

(2)	Five years to exercise options after change in control.

(3)	An executive’s incentive pay, as defined in each executive’s employment agreement, is the greater of (i) the maximum cash incentive bonus for which the executive was eligible during the period that includes the termination date, or (ii) the highest aggregate cash bonus paid to an executive during any of the three calendar years prior to the executive’s termination date. The dollar amounts set forth under “Non-Equity Incentive Plan Compensation” assume, for purposes of this calculation, that Mr. Donatelli’s maximum cash incentive bonus for which he was eligible during 2010 was equal to his Target Plus award under the executive compensation plan, or 100% of his base salary, and that Messrs. Bass, Smith, Dawson and Bonder’s maximum cash incentive bonus for which they were eligible during 2010 was equal to their Target Plus award under the executive compensation plan, or 80% of their respective base salaries.

(4)	Upon a change of control, the Company must provide at least sixty days written notice prior to a termination without cause. Amounts in this column represent payments of salary and benefits during that period.

(5)	The following assumptions were made in calculating the amounts in this column: the Company’s fiscal year begins on January 1, 2010; the Company undergoes a CIC on December 31, 2010 (the “CIC Date”); each of the named executive officer’s employment is terminated on the CIC Date for other than cause; the Company’s share price on the CIC Date is $16.82; it can be established that any stock options and restricted stock granted less than 12 months prior to the CIC Date were not contingent on a CIC; and the following tax rates apply: excise tax rate of 20%, federal tax rate of 35%, Maryland state tax rate of 4.75% (plus 3.2% tax rate for Montgomery County residents), Virginia state tax rate of 5.75%, Washington, D.C. tax rate of 9.3% and a Medicare tax rate of 1.45%.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 with respect to the Company’s 2003 and 2009 Equity Compensation Plans under which equity securities of the Company are authorized for issuance. The Company has no equity compensation plans that were not approved by its security holders.

Number of Securities
	Number of Securities to	Weighted Average	Remaining Available
	Be Issued upon Exercise	Exercise Price of	for Future Issuance
	of Outstanding Options,	Outstanding Options,	under Equity
Plan Category	Warrants and Rights(1)	Warrants and Rights	Compensation Plans(2)

Equity compensation plans approved by security holders	811,580	$16.72	2,366,896
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	811,580	$16.72	2,366,896

(1)	There are no outstanding warrants or rights.

(2)	Approximately, 100,435 securities remain available for future issuance under the 2003 Plan and 2,297,525 securities remained available for future issuance under the 2009 Plan, as of December 31, 2010. However, as of March 17, 2011, 6,031 securities remain available for future issuance under the 2003 Plan and 1,734,476 securities remained available for future issuance under the 2009 Plan.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders an opportunity to indicate whether they support the compensation of our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis beginning on page 24, the tabular disclosures regarding our named executive officers’ compensation (as set forth in this proxy statement), and the narrative disclosure accompanying the tabular presentation. We believe these disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies and policies for the years presented.

First Potomac Realty Trust is proud of our record of transparency and good governance with regard to pay practices. We have consistently linked pay to performance with an emphasis on a short- and long-term compensation package that is primarily based on the achievement of multiple annual goals, thus encouraging an ownership perspective among our executive officers that closely aligns the executive officers’ interests with creating long-term shareholder value. Our executive pay practices and philosophy have been developed with the assistance of an outside consultant and we actively monitor our compensation practices in light of the industry in which we operate the practices of our peer group and the marketplace for executive talent in which we compete. We are focused on attracting and retaining a highly qualified executive team. We believe that our shareholders are best served by talented executive officers with compensation packages that are competitive and fair.

We believe the Company had an exceptionally strong performance in 2010, generally a difficult year for REITs, and the specific awards to the named executive officers outlined in the Compensation Discussion and Analysis reflect appropriate pay for this performance. The Company’s management saw opportunity in our markets and moved aggressively to achieve its business plan. These demanding strategic goals were accomplished, and exceeded, without sacrificing profitability, financial conservatism or impacting shareholder return. Not only did First Potomac finish the year in the top 5% for Total Shareholder Return for both industrial and office REITs in its peer group, it did so with respect to all industrial and office REITs. Beyond stock performance, the Company completed two common equity raises and asserted its presence in a new sub-market, downtown Washington, D.C. Acquisitions were balanced between stable and value-add assets.

Accordingly, we believe the total compensation and components of compensation received by our named executive officers are appropriate and well within the range of compensation received by other executives in our peer group and market. The Board of Trustees unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee values the opinions of our shareholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Shareholders may also abstain from voting on this advisory proposal. The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The Board of Trustees recommends that you vote FOR the advisory approval of the resolution approving the compensation of the Company’s named executive officers.

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF HOLDING ADVISORY VOTES
ON EXECUTIVE COMPENSATION

We are seeking an advisory vote on the frequency with which say on pay votes, similar to Proposal 4 in this proxy statement, should be held in the future. This advisory vote is commonly referred to as “say on frequency.” Shareholders may vote to indicate their preference for conducting a say-on-pay vote:

•	Every (1) year;

•	Every two years;

•	Every three years; or

•	Abstain from voting on this proposal.

The Board of Trustees has determined that holding a say-on-pay vote every year is the most appropriate alternative for the Company. In recommending an annual advisory vote on executive compensation, the Board concluded that an annual vote provides the highest level of accountability by allowing our shareholders to provide us with timely feedback on our compensation policies and practices as disclosed in the proxy statement every year. Additionally, an annual say-on-pay vote is consistent with our general policy of seeking regular input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation policies and practices.

Because this proposal is advisory, it will not be binding on the Company, and the Board of Trustees may determine to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders. However, the Board of Trustees values our shareholders’ opinions and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

The affirmative vote of a majority of the votes cast is required for approval, on an advisory basis, of the frequency of holding the say on pay vote in the future. Since shareholders have several voting choices, it is possible that no single choice will receive a majority of the votes cast. While the Board is making a recommendation with respect to this proposal, shareholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The Board of Trustees recommends that you select every “1 YEAR” on the advisory proposal recommending the frequency of advisory votes on executive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees is composed of Terry L. Stevens (Chairman), Richard B. Chess and R. Michael McCullough and operates under a written charter adopted by our Board of Trustees.

The Audit Committee oversees First Potomac Realty Trust’s financial reporting processes on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders, management’s report on internal control over financial reporting, and the independent auditors’ evaluation of the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU Section 380), as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable rules of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board of Trustees agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee also appointed KPMG LLP as the Company’s auditors for the 2011 fiscal year and is seeking shareholder ratification of that appointment in this proxy statement.

AUDIT COMMITTEE
Terry L. Stevens, Chairman
Richard B. Chess
R. Michael McCullough

March 30, 2011

The foregoing report does not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered for the Company as of and for the years ended 2010 and 2009 by KPMG LLP were:

Fee Type	2010	2009

Audit Fees	$757,850	$621,700
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	47,100	0

Total Fees	$804,950	$621.700

Audit fees include annual audit and limited quarterly review fees, audit of internal control over financial reporting fees, acquisition audits, comfort letters, consents, review of SEC filings, and fees for services that generally only the principal auditor can reasonably provide to the Company. Audit-related fees include research and consultation fees for transaction-related accounting matters. Other fees relate to accounting research.

Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditor. The Audit Committee pre-approved all services provided by the independent auditor in 2009 and 2010.

The Audit Committee has appointed KPMG LLP, certified public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

ANNUAL REPORT

The Company’s 2010 Annual Report to Shareholders is being made available to shareholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Trustees,

Joel F. Bonder
Secretary

April 8, 2011
Bethesda, Maryland

EXHIBIT A

AMENDMENT NO. 2
TO
FIRST POTOMAC REALTY TRUST
2009 EQUITY COMPENSATION PLAN
(Proposed amendment approved by the Board of Trustees on March 30, 2011)

WHEREAS, the First Potomac Realty Trust 2009 Equity Compensation Plan (the “2009 Plan”) was approved by shareholders on May 21, 2009;

WHEREAS, Amendment No. 1 to the 2009 Plan was approved by shareholders on May 20, 2010;

WHEREAS, the Board believes that the availability of Stock Award incentives under the 2009 Plan is important to the Company’s ability to attract and retain highly qualified, experienced employees, to implement the Company’s business plan and to further align employees’ interests with those of the Company’s shareholders;

WHEREAS, the Board wishes to amend the 2009 Plan (the “Amendment No. 2”) in order to increase the aggregate number of shares reserved for issuance in order to provide appropriate incentives to present and future employees.

NOW, THEREFORE, the 2009 Plan is amended as follows:

1. Sections 5.02 of the 2009 Plan, as amended, is hereby deleted in its entirety and replaced in its stead with the following new Section 5.02:

“5.02. Aggregate Limit

The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to the exercise of SARs and Options and the grant of Share Awards and Equity Awards and the settlement of Performance Units is 7,400,000 shares. The maximum aggregate number of Common Shares that may be issued under this Plan shall be subject to adjustment as provided in Article XII.

In determining the number of Common Shares that are available for grant under this Plan, Common Shares covered by an award shall be counted as used as of the date of grant. After May 19, 2010, any Common Shares that are subject to awards of Options shall be counted against the limit set forth in this Section 5.02 as one (1) Common Share for every one (1) Common Share subject to an Award of Options. With respect to SARs, the number of Common Shares subject to an award of SARs will be counted against the aggregate number of Common Shares available for issuance under the Plan as one (1) Common Share for every one (1) Common Share subject to the Award of SARs regardless of the number of Common Shares actually issued to settle the SAR upon exercise. Any Common Shares that are subject to Awards other than Options or SARs shall be counted against the limit set forth in this Section 5.02 as 3.44 Common Shares for every one (1) Common Share granted.

2. Except to the extent hereby amended and amended by the Amendment No. 1, the 2009 Plan remains unchanged and shall continue in full force and effect.

3. The effective date of this Amendment is May 19, 2011.”

A-1

FIRST POTOMAC REALTY TRUST 7600 WISCONSIN AVE 11th FLOOR BETHESDA, MD 20814 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold For All All All Except The Board of Trustees recommends you vote FOR all of the following: 0 0 0 1. Election of Trustees Nominees 01 Robert H. Arnold 02 Richard B. Chess 03 Douglas J. Donatelli 04 J. Roderick Heller III 05 R. Michael McCullough 06 Alan G. Merten 07 Terry L. Stevens The Board of Trustees recommends you vote FOR proposals 2 3 and 4. For Against Abstain 2. To approve Amendment No. 2 to the Company’s 2009 Equity Compensation Plan. 0 0 0 3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 0 0 0 ending December 31, 2011. 4. To provide advisory non-binding approval of the compensation of the Company’s named executive officers. 0 0 0 The Board of Trustees recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 5. A non-binding advisory vote to recommend the frequency of holding advisory votes on the compensation of the Company’s 0 0 0 0 named executive officers. NOTE: The proxy is authorized to vote, in his discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof. Barry H. Bass, EVP and CFO Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, -K is/are available at www.proxyvote.com . FIRST POTOMAC REALTY TRUST 7600 Wisconsin Avenue, 11th Floor Bethesda, Maryland 20814 The undersigned hereby appoints Barry H. Bass as proxy with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated on the reverse side and at the discretion of the proxy or any other matters that may properly come before the meeting, all the shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on March 17, 2011, at the annual meeting of shareholders to be held on May 19, 2011 at 11:00 a.m. and any adjournme nt thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” EACH OF PROPOSALS 2, 3 AND 4 AND “1 YEAR” ON PROPOSAL 5. To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by telephone by following the instructions included on this proxy card. This proxy is solicitied on behalf of the Board of Trustees 0000099680_2 R1.0.0.11699 (Please date and SIGN on the reverse side)